UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AMERICOLD REALTY TRUST

(Name of Registrant as Specified In Its Charter)

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To Our Fellow Shareholders:
It is our pleasure to present Americold Realty Trust’s first annual report as a public company. Our successful initial public offering (“IPO”) on the New York Stock Exchange on January 18, 2018, was a milestone for the Company and the beginning of our new chapter as the first publicly-traded REIT focused solely on the ownership, operation, development and acquisition of temperature-controlled infrastructure. We welcome all of our shareholders and thank them for entrusting us with their capital as we invest in what we believe is a strong long-term business model with durable cash flows, significant internal and external growth drivers and favorable industry fundamentals. We are very pleased with our performance in our first year as a public company, having generated attractive total and relative shareholder returns.
Our core mission here at Americold is to be the global provider of choice for temperature-controlled infrastructure and supply chain solutions through our innovation, experience, and people. As we carry out this mission, we remain committed to maintaining a fully integrated global platform to serve our customers.
To do this, we focus on three main areas: our processes, people and systems. We have developed and continue to refine and execute against the Americold Operating System. This is our proprietary operational platform through which we drive efficiency and continuous improvement across our network in a consistent manner. At the same time, we continue to professionalize our business practices with innovative commercialization. These practices, combined with our expertise in supply chain, enable us to profitably serve our customers while increasing their efficiency and reducing the overall cost of their temperature controlled supply chains. On the people side, we have assembled a best in class team throughout our organization from facility operations to executive management. The diversity of expertise we have assembled is a key differentiator for us in the marketplace and enables us to provide better overall solutions to our customers. Finally, we continue to invest in our industry-leading IT platform of systems, including our integrated customer interface, internal decision making tools and warehouse management systems. Collectively, these efforts allow us to support our customers in a differentiated and superior manner, while creating long-term shareholder value.
2018 was a very successful year for Americold. For the full year, we grew total company revenue by 3.9% and total company contribution (or NOI) by 8.4% over 2017. In addition, we earned record net income of $48 million in 2018. Our full year total warehouse revenue grew by 2.7%, warehouse NOI by 7.5%, and Core EBITDA by 6.8% year over year, all reaching record levels as well. We achieved stabilized occupancy levels at our recently developed Clearfield, Utah facility and delivered our Middleboro, Massachusetts build to suit facility on plan and in time for the harvest season. We also announced the award of a large RFP with a major customer for the design, construction and operation of three, state-of-the-art, temperature controlled facilities in Australia.
On the capital markets front, we transformed and strengthened our balance sheet. After our IPO, we completed a follow-on equity offering to pre-fund our development pipeline, raising $232 million inclusive of a forward equity component. We also recast and expanded our credit facility to nearly $1.3 billion with the flexibility to draw on multiple currencies. Further, we completed our $600 million inaugural private debt placement which allowed us to transition our credit facility to an unsecured structure. Finally, we received inaugural investment grade ratings from both Fitch and Morningstar.

Internally, we excelled in certain initiatives aimed at broadening our positive impact on the community around us. We demonstrated our support for the environment, and were awarded Gold or Silver certifications at 56 sites as part of the Global Cold Chain Alliance’s (GCCA) new Energy Excellence Recognition Program. Further, we continued to support charities that are important to Americold and its employees, including Feed the Children, HeroBox, and Breast Cancer Awareness. Finally, we continued to refine our employee programs, aimed at reducing turnover and making Americold an employer of choice.
Our goal here at Americold has always been to enhance our business model to better align our customers’ and our shareholders’ interests. As we look forward, our focus is to make progress on our key pillars to accomplish this goal. These pillars include driving organic growth, accelerating external growth, operating as one company with one integrated platform, being an employer of choice to our valued team members, and continuing as the provider of choice to our global customer base.
Our mission-critical infrastructure is designed to support our customers’ temperature-controlled supply chain needs and we have a commitment to bring innovative infrastructure and solutions to our market. Further, we continue to deploy capital to support our customers’ growth, which aligns our interests and enables progress against our key pillars of success. We invest in advanced automation and sophisticated technology, which improves our customers’ experience in managing their product, and allows us to drive efficiency and margins over time.
As an organization, we will remain disciplined with our external growth, as we leverage our cost of capital advantage to find targeted acquisitions within the fragmented cold-storage industry. When we complete acquisitions, we will incorporate these facilities and teams into the Americold platform and family, as we focus on remaining one integrated global company.
We believe that industry fundamentals remain positive for our business. Supply is limited by high barriers to entry, which include cost, customer relationships and operating expertise. Demand remains strong, and consistent with consumption growth. Against this backdrop, we believe Americold is positioned to continue to create shareholder value for many years to come.
In closing, we thank our customers for trusting us with their mission critical, temperature-controlled products and supply chains. We thank our employees for delivering each and every day. We thank our board for their continued advice and counsel, and most importantly, we thank our shareholders for entrusting us with their capital.

Sincerely,
Fred W. Boehler
Chief Executive Officer, President and Trustee
April 8, 2019

AMERICOLD REALTY TRUST
10 Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
_______________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held May 22, 2019
____________________________
The 2019 ANNUAL MEETING of the shareholders of Americold Realty Trust, a Maryland real estate investment trust (the “Trust” or the "Company"), will be held at the offices of the Company at 10 Glenlake Parkway, South Tower, Suite 55, Atlanta, GA 30328, on May 22, 2019 at 1:00 p.m. for the following purposes:

1.	To elect six Trustees to serve as members of the Board of Trustees (the "Board") until the Annual Meeting of Shareholders to be held in 2020 and until their successors are duly elected and qualified;

2.	To hold an advisory (i.e. non-binding) vote on a resolution to approve the compensation of the Company’s named executive officers as more fully described in the accompanying proxy statement;
3.    To hold an advisory (i.e. non-binding) vote on the recommendation regarding the frequency of holding future advisory votes on the compensation of our named executive officers (every one, two or three years);
4.    To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019; and
5.    To transact such other business as may properly come before the Annual Meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Shareholders.
The Board has fixed the close of business on March 25, 2019 as the record date for the Annual Meeting. Only shareholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxies are being solicited by the Board. Reference is made to the Proxy Statement included in our proxy materials for further information with respect to the business to be transacted at the Annual Meeting.
Please complete and promptly return your proxy in the manner provided. Doing so will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.
By Order of the Board of Trustees
James C. Snyder, Jr.
Secretary
Atlanta, Georgia
April 8, 2019
Please Complete and Return Your Signed Proxy Card

Proxy Summary

This summary highlights some of the items discussed in this Proxy Statement but it does not cover all of the information contained in this Proxy Statement and which you should consider before voting. You are encouraged to read the entire Proxy Statement before voting.

General Information

Meeting:    Annual Meeting of Shareholders    Record Date:    March 25, 2019

Date:    Wednesday, May 22, 2019        Time:        1:00 p.m. Eastern Daylight Time

Location:    10 Glenlake Parkway, South Tower
Room 55
Atlanta, GA 30328

Corporate Website: www.americold.com
Investor Relations Website: ir.americold.com
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

Voting Items and Board Recommendations
Item to be voted on:                                    Board Recommendation:
Proposal 1: Election of Six Trustee Nominees                        FOR each nominee
Proposal 2: Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay)        FOR
Proposal 3: Advisory Vote on Frequency of Say-On-Pay                    ANNUALLY
Proposal 4: Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2019    FOR

Our Board has a breadth of experience and diversity of perspective and background as reflected below. For more information about our Board, please see "Proposal 1: Election of Trustees."

Trustee Nominees

				Board Experience
Name	Age	Director Since	Independent	Finance & Accounting	Real Estate	REITs	Capital Markets	Logistics	Company Senior Leadership
Fred W. Boehler	52	2015				✓	✓	✓	✓
George J. Alburger, Jr.	71	2010	✓	✓	✓	✓	✓	✓	✓
James R. Heistand	67	2018	✓		✓	✓	✓		✓
Michelle M. MacKay	52	2018	✓		✓	✓	✓		✓
Mark R. Patterson	58	2018	✓	✓	✓	✓	✓		✓
Andrew P. Power	39	2018	✓	✓		✓	✓		✓

Performance Highlights:
•Revenue up 3.9% over prior year

•	Total Shareholder Return (including dividends) of 67.9% since our initial public offering, the highest position of all REIT companies in the MSCI U.S. REIT Index
Compensation Highlights:
•Compensation practices designed to attract, motivate and retain top talent
•Incentive compensation aligned with long-term interests of shareholders
•Mix of long-term incentives with time-based and performance based awards
•Meaningful share ownership guidelines for Trustees and executives
Governance Highlights:
•Role of Chairman and Chief Executive separated
•All Trustees but one are independent
•Board is not classified; each Trustee up for election every year
•No shareholder rights plan or poison pill provisions

AMERICOLD REALTY TRUST
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2019

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Trustees (the "Board") of Americold Realty Trust, a Maryland real estate investment trust (the “Trust” or the “Company”), for use at the Trust’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 10 Glenlake Parkway, South Tower, Suite 55, on May 22, 2019 at 1:00 p.m., local time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and more fully discussed herein. The Board has fixed March 25, 2019 as the record date for the Annual Meeting (the “Record Date”). Only shareholders of record at the close of business on the Record Date shall be entitled to notice of and to vote at the Annual Meeting. We are distributing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 8, 2019.

You are entitled to vote if you were a shareholder of record of the Company's common shares of beneficial interest, $0.01 par value per share (the "common shares") on the Record Date. You may vote your common shares in person at the Annual Meeting or, if a proxy is properly executed and received by the Company prior to voting at the Annual Meeting, the common shares represented thereby will be voted at the Meeting or any adjournment or postponement thereof in accordance with the instructions marked thereon. Management does not intend to bring any matter before the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders and is not aware of anyone else who intends to do so. Should any other matter properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such other matters.

Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the "SEC"), rather than mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are furnishing our proxy materials, including this Proxy Statement and the proxy card, by providing access to these materials on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Printed copies will be provided upon request at no charge. We expect to mail this Proxy Statement, together with a proxy card, to those shareholders entitled to vote at the Annual Meeting and who have requested paper copies on or about April 8, 2019 or, if later, within 3 business days after our receipt of such request.

We expect to make this Proxy Statement available on the Internet on or about April 8, 2019 and to mail the Notice of Internet Availability to all shareholders of record on or about April 8, 2019. A similar notice will be sent by brokers and other nominees who hold shares on behalf of beneficial owners. We are providing the Notice of Internet Availability in lieu of mailing the printed proxy materials and are instructing shareholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials. All shareholders will be able to access all of the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. The proxy materials will be available free of charge, and the Notice of Internet Availability will provide instructions as to how shareholders may access and review all of the important information contained in the proxy materials (including the Company's Annual Report on Form 10-K) over the Internet or through other methods detailed on the website. The website will also contain instructions as to how to vote their shares by Internet or over the telephone. Shareholders may request printed copies of the proxy materials to be delivered by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. A request to receive proxy materials in printed form via mail or electronically by e-mail will remain in effect until such time as the submitting shareholder elects to terminate it.

This proxy statement and our 2019 Annual Report on Form 10-K are also available at www.americold.com in the Investor Relations section.

Quorum

In order to constitute a quorum for the conduct of business at the Annual Meeting, shareholders entitled to cast a majority of all votes eligible to be cast must be present at the Annual Meeting in person or by proxy. Common shares represented at the Annual Meeting in person or by proxy but not voted on one or more proposals will be counted in determining the existence of a quorum at the Annual Meeting. On the Record Date, the Trust had 149,122,840 common shares outstanding and entitled to vote at the Annual Meeting.

Voting of Shares

A majority of the votes cast at the Annual Meeting shall be effective to approve any other matter properly before the Annual Meeting unless more than a majority of the votes cast is required by the Trust’s Declaration of Trust or applicable law. Each holder of common shares is entitled to one vote per share held of record by such holder on the Record Date. You may vote your common shares by attending the Annual Meeting and voting in person. Please note that if your shares are held by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee. If you choose not to attend the Annual Meeting, you may still vote your common shares by authorizing your proxy via the Internet, by telephone or by mailing a completed proxy card.

A properly completed proxy, if received in advance of the voting and not revoked, will be voted at the Annual Meeting according to the instructions contained therein. Unless otherwise directed, your shares will be voted by the proxy holders named on the proxy card:

•FOR the election of all Trustee nominees;
•FOR the resolution approving on a non-binding, advisory basis, the compensation of the Company's named executive officers ("Say-On-Pay");
•FOR approving on a non-binding basis the holding of Say-On-Pay votes on an annual basis; and
•FOR ratifying the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.

Abstentions and broker “non-votes” are deemed to be present at the Annual Meeting for the purpose of determining whether a quorum is constituted, but are not deemed to be votes cast at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not vote on a particular proposal because the nominee chooses not to exercise or does not have discretionary voting power on that item because the matter is not “routine” under rules of the New York Stock Exchange (the “NYSE”). The election of the six Board nominees named in this Proxy Statement, the proposal to approve on an advisory, non-binding basis the compensation of our

Named Executive Officers listed in the Summary Compensation Table appearing on page 42 of this Proxy Statement ("NEOs") and the vote on an advisory, non-binding basis with respect to the frequency of future say-on-pay votes do not qualify as “routine” under the NYSE rules. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2019 does qualify as a “routine” matter under the NYSE rules and, accordingly, a nominee holding shares for a beneficial owner will have discretionary authority to vote on that matter in the absence of instructions from the beneficial owner.

Abstentions and broker “non-votes” will affect each of the proposals described in this proxy statement as follows:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of six Trustees	Majority of votes cast	Not Counted	Not Voted	FOR EACH
2	Approve a non-binding advisory basis, the compensation for the named executive officers (“Say-On-Pay”)	Majority of votes cast	Not Counted	Not Voted	FOR
3	Approve, holding Say-On-Pay votes on an annual basis	Majority of votes cast	Not Counted	Not Voted	FOR
4	For ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm	Majority of votes cast	Not Counted	Not Voted	FOR

Revocability of Proxies

Any shareholder giving a proxy following the procedures specified in the Notice of Internet Availability has the power to revoke that proxy at any time prior to its exercise. If you are the registered owner of your common shares, you may revoke a previously submitted proxy by voting over the Internet or by telephone at a later time. If your common shares are held by a nominee and you have provided instructions to that nominee, you may revoke those directions according to the notification you received from the nominee.

Attendance at the Annual Meeting

Attendance at the Annual Meeting or any adjournment thereof is limited to shareholders of record of the Company at 5:00 p.m. Eastern Daylight Time on the Record Date and guests of the Company. If you plan to attend the Annual Meeting in person, for security reasons you must notify the Company by email to investorrelations@americold.com that you plan to attend in person. If you are a shareholder of record at such time, your name will be verified against a list of shareholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold shares in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a voting instruction form with respect to the Annual Meeting provided by the custodian of your shares or other similar evidence of beneficial ownership, as well as photo identification. Please note that if your shares are held in street name and you intend to vote in person at the Annual Meeting, you must also provide a "legal proxy" provided by your custodian.

PROPOSAL 1 – ELECTION OF TRUSTEES
Pursuant to the Trust’s Declaration of Trust the maximum number of Trustees is fixed at fifteen. The Board currently consists of seven members, each of whom is serving a one-year term and until such Trustee’s successor is duly elected and qualified. Bradley J. Gross will not stand for re-election to the Board, and following the Annual Meeting the Board will consist of six members. The Board’s Nominating and Corporate Governance Committee identifies and recommends a slate of individuals for service on the Board and the Board either approves or rejects all of such nominees.
The Board and the Nominating and Corporate Governance Committee select Trustee nominees based on their integrity, relevant experience, judgment, intelligence, character, achievements, willingness and ability to devote sufficient time to Board activities and duties and their availability to serve on the Board for a sustained period. The Nominating and Corporate Governance Committee believes that each nominee for the Board should be well-versed in leadership, corporate governance, strategic oversight, and shareholder advocacy in order to serve as an effective member of the Board. The Nominating and Corporate Governance Committee believes that the Board should consist of individuals from varied educational and professional experiences and backgrounds who, collectively, provide effective oversight of and meaningful counsel to management.

We believe that each of the nominees for election to the Board meets the criteria established by the Board and the Nominating and Corporate Governance Committee.

The Board has nominated each of Fred W. Boehler, George T. Alburger, Jr., James R. Heistand, Michelle M. MacKay, Mark R. Patterson and Andrew P. Power to serve as Trustees (the “Nominees”). All of the Nominees are currently serving as Trustees of the Trust, and each Nominee has consented to be named as a nominee in this Proxy Statement. We expect that each Nominee will serve as a Trustee if elected. However, if any Nominee is unable to accept his or her election, the proxies will vote for the election of such other person or persons as the Board may recommend.

Recommendation of the Board
The Board unanimously recommends a vote “FOR” each of the Nominees.
INFORMATION REGARDING THE NOMINEES
The following table sets forth certain information as of March 25, 2019 regarding the Nominees, all of whom are currently members of the Board ("Trustees"). There are no family relationships among any of our Trustees or executive officers.

Name	Age	Position(s)
Fred W. Boehler	51	Chief Executive Officer, President and Trustee
George J. Alburger, Jr.*	71	Trustee
James R. Heistand*	67	Trustee
Michelle M. MacKay*	52	Trustee
Mark R. Patterson*	56	Trustee, Chairman of the Board
Andrew P. Power*	39	Trustee
* Our Board has determined that this individual is independent for purposes of NYSE listing standards.
The following biographical descriptions set forth certain information with respect to the six Nominees for election as Trustees, based on information furnished to the Trust by such persons. The following information is as of the Record Date, unless otherwise indicated.

Fred W. Boehler                                  Trustee since 2015
Mr. Boehler has served as our President and Chief Executive Officer ("CEO") and as a member of our Board since December 2015. Prior to that, he served as our Chief Operating Officer from February 2013 until December 2015. Before joining our team, Mr. Boehler was a Senior Vice President at SUPERVALU INC. (NYSE: SVU) from March 2009 to February 2013 and held various positions at Borders Group, Inc. from November 1999 to March 2009, most recently serving as Senior Vice President, Logistics & Planning. Mr. Boehler received his bachelor’s degree from Wright State University and his M.B.A. from Northern Illinois University. We believe Mr. Boehler’s years of experience with us and other logistics companies, his comprehensive knowledge of our business and inside perspective of our day-to-day operations qualify him to serve on our Board.
George J. Alburger, Jr.                               Trustee since 2010
Mr. Alburger has served as a member of our Board since May 2010. He has served on the board of trustees of Pennsylvania REIT (NYSE: PEI) since June 2017. Mr. Alburger served as the Chief Financial Officer and Treasurer of Liberty Property Trust (NYSE: LPT) from May 1995 until June 2016 and also served as an Executive Vice President of Liberty from 2000 to 2006. Prior to that, Mr. Alburger was employed by EBL&S Property Management, Inc. from 1982 to 1995, departing as an Executive Vice President. Prior to joining EBL&S in 1982, Mr. Alburger was a senior manager at PriceWaterhouse LLP. Mr. Alburger is a certified public accountant and a member of the American Institute of Certified Public Accountants. He received his bachelor’s degree from St. Joseph’s University. We believe Mr. Alburger’s financial and accounting background, deep industry knowledge and years of experience qualify him to serve on our Board.
James R. Heistand                                  Trustee since 2018
Mr. Heistand has served as a member of our Board since January 2018 and served as Lead Independent Trustee from January 2018 to March 2019. Mr. Heistand has served as the President and Chief Executive Officer of Parkway Property Investments, LLC since October 2017. Before that, he served as President and Chief Executive Officer of Parkway Properties, Inc. from April 2012 until October 2016 and President and Chief Executive Officer of Parkway, Inc. from October 2016 until October 2017. He has been a member of the board of directors of Parkway Property Investments, LLC since 2016 and was a member of the board of directors of Legacy Parkway from December 2011 until 2016. Prior to joining Legacy Parkway, Mr. Heistand founded and served as chairman of Eola Capital LLC, a privately owned property management company, since its inception in 2000. Mr. Heistand is a member of the chairman’s circle of the real estate advisory board for the Warrington College of Business Administration at the University of Florida. Mr. Heistand graduated from the University of Florida with a B.S. in Real Estate Finance. We believe Mr. Heistand’s deep experience in real estate strategic planning, investment, development and asset management qualifies him to serve on our Board.

Michelle M. MacKay                                 Trustee since 2018

Ms. MacKay has served as a member of our Board since January 2018. She currently serves on the board of directors of Cushman & Wakefield (NYSE: CWK), one of the largest real estate service firms in the world. Ms. MacKay previously served as a Senior Advisor to iStar Financial, a publicly traded REIT (NYSE: STAR) through June 2018. From February 2003 through February 2017, Ms. MacKay was an Executive Vice President of Investments and, since 2009, Head of Capital Markets of iStar. From 2010 until February 2017, Ms. MacKay served on the board of directors of WCI Communities, Inc. as the head of the nominating and governance committee and also served as a member of the compensation and audit committees. Ms. MacKay holds an M.B.A. from the University of Hartford and a B.A. in political science from the University of Connecticut. We believe Ms. MacKay’s extensive knowledge of the real estate industry, background in the capital markets, as well as leadership experience with a publicly-traded REIT qualifies her to serve on our Board.
Mark R. Patterson                                 Trustee since 2018
Mr. Patterson has served as a member of our Board since January 2018 and as Chairman of the Board since March 2019. He is currently President of MP Realty Advisors, LLC and has served in that role since leaving Merrill Lynch, Pierce, Fenner & Smith Incorporated in January 2009 serving as a real estate consultant. From October 2010 until March 2016, Mr. Patterson was also Chairman, and until January 2015 Chairman and Chief Executive Officer, of Boomerang Systems, Inc., a manufacturer of automated parking systems. Until January 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, Pierce, Fenner & Smith Incorporated, where he oversaw real estate principal investing activities of the firm. Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became Co-Head of Global Commercial Real Estate at the firm, which encompassed real estate investment banking, principal investing and mortgage debt. Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he was the Global Head of Real Estate Investment Banking from 1996 to 2005. He is an advisory director of Investcorp, Inc. (BSE: INVCORP) and a Senior Advisor to Rockefeller Capital Management. He served as a member of the board of directors for General Growth Properties (NYSE: GGP) from 2011 to 2017, and is currently a member of the board of directors for UDR, Inc. (NYSE: UDR) since 2014, a member of the board of directors of Digital Realty Trust, Inc. (NYSE: DLR) since 2016 and a member of the board of directors of Paramount Group. He has a B.B.A. from the College of William and Mary and an M.B.A. from the Darden School of Business at the University of Virginia. He is also a certified public accountant. We believe Mr. Patterson’s financial and real estate industry expertise, extensive experience working with public companies in the real estate industry and experience on the boards of directors of public companies qualify him to serve on our Board.
Andrew P. Power                                 Trustee since 2018
Mr. Power has served as a member of our Board since January 2018. He is the Chief Financial Officer of Digital Realty Trust, Inc. (NYSE: DLR) and has served in that role since May 2015. Prior to joining Digital Realty, Mr. Power was employed by Merrill Lynch, Pierce, Fenner & Smith Incorporated from 2011 to April 2015, where he most recently served as Managing Director of Real Estate, Gaming and Lodging Investment Banking, and was responsible for relationships with over 40 public and private companies. Mr. Power was employed by Citigroup Global Markets Inc. from 2004 to 2011 where he most recently served as Vice President. During his career, Mr. Power has managed the execution of public and private capital raises in excess of $30 billion, including the then-largest REIT IPO, and more than $19 billion of merger and acquisitions transactions. Mr. Power is a member of the National Association of Real Estate Investment Trusts (NAREIT) Best Financial Practices Council and Multinational U.S. REIT Council. Mr. Power received a B.S. in Analytical Finance from Wake Forest University. We believe Mr. Power’s significant experience in the financial and real estate industries qualifies him to serve on our Board.

TRUSTEE COMPENSATION
Overview of Trustee Compensation
Our Board has adopted a compensation program for our non-employee Trustees which was in effect for calendar 2018 (the “Trustee Compensation Program”). The Trustee Compensation Program provides an annual cash retainer of $65,000 (or $175,000 for the chairperson of the Board ) and an annual equity award of $100,000 (or $175,000 for the chairperson of the Board) in the form of restricted stock units ("RSUs") having a one year vesting period for each non-employee Trustee serving on our Board. The program also provides for additional annual cash retainers for service on Board committees, as follows: $20,000 for the chairperson of our Audit Committee and $10,000 for the other members of our Audit Committee; $15,000 for the chairperson of our Compensation Committee and $7,500 for the other members of our Compensation Committee; $12,500 for the chairperson of our Nominating and Corporate Governance Committee and $6,250 for the other members of our Nominating and Corporate Governance Committee; and $20,000 for the chairperson of our Investment Committee and $10,000 for the other members of our Investment Committee. In addition, we reimburse all Trustees for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as Trustees, including, without limitation, travel expenses in connection with their attendance in-person at Board and committee meetings.
2018 Trustee Compensation Table
The following table provides details with respect to the 2018 compensation for our non-employee Trustees:

Name(1)	Fees earned or paid in cash(2)	Stock awards(3)	All Other Compensation(4)	Total
George J. Alburger, Jr.	$84,068	$200,000	$38,167	$322,235
Ronald W. Burkle (5)	—	—	—	—
Richard d'Abo(6)(7)	—	—	—	—
Christopher Crampton(7)(8)	—	—	—	—
Jeffrey M. Gault (5)	183,819	4,975,000	617,613	5,776,432
Bradley J. Gross (9)	—	—	—	—
Joel Holsinger(10)	—	—	—	—
James R. Heistand	85,602	200,000	8,776	294,378
Michelle M. MacKay	92,441	200,000	8,776	301,217
Gregory Mays(7)	16,636	—	—	16,636
Mark R. Patterson	81,910	200,000	8,776	290,686
Andrew P. Power	77,229	200,000	8,776	286,005
Terrance J. Wallock(7)	3,466	—	—	3,466

(1)
Fred W. Boehler, our President and CEO, is not included in the above table as he is an employee of the Company and does not receive compensation for his service as a Trustee. All compensation paid to Mr. Boehler for his service to the Company is reflected in the Summary Compensation Table in this Proxy Statement.

(2)
Amounts as applicable reflect annual cash retainers, committee chair fees and committee fees in each case paid in respect of 2018 services and prorated from date of IPO. For all Trustees, fourth quarter 2018 fees are included in the amounts, but were paid in January 2019.

(3)
Reflects the aggregate fair market value of restricted stock units granted January 23, 2018 computed in accordance with FASB ASC Topic 718. As of December 31, 2018, our non-employee Trustees held the following number of restricted stock units: Alburger 59,390 (of which 44,852 are vested but the underlying shares are not issued until a later date); Gault 879,691 (of which 568,753 are vested but the shares are not issued until a later date): Heistand

12,500; MacKay 12,500; Patterson 12,500; and Power 12,500. In addition, our non-employee Trustees held the following number of options to purchase the Company's common shares: Gault 834,789 vested options.

(4)
Amounts reflect dividend equivalents paid on RSUs awarded under the 2010 and 2017 Long Term Incentive Plans for Messrs. Alburger and Gault, and dividend equivalents paid only for the RSUs awarded in 2018 for the remaining Trustees.

(5)
Mr. Burkle was one of the two Yucaipa designees to the Board and received no compensation for his services as a Trustee.     Mr. Gault was the other Yucaipa designee to the Board but was not employed by Yucaipa and therefore received compensation for his services as a Trustee. YF ART Holdings sold 100% of its holdings of common shares in March 2019 and Messrs. Burkle and Gault resigned from the Board on March 5, 2019.

(6)	Mr. d'Abo was a Yucaipa designee to the Board and received no compensation for his services as a Trustee.

(7)	Messrs. d'Abo, Crampton, Mays and Wallock resigned from the Board on January 23, 2018 in connection with the IPO.

(8)	Mr. Crampton was a designee of the certain affiliates of the Goldman Sachs Group, Inc. (the "GS Entities") to the Board and received no compensation for his services as a Trustee.

(9)
Mr. Gross is the designee of the GS Entities to the Board and received no compensation for his services as a Trustee. The GS Entities no longer own at least 5% of our outstanding common shares and therefore no longer have a right to name a Trustee. Mr. Gross is not standing for reelection to the Board at the Annual Meeting.

(10)
Mr. Holsinger was one of the Yucaipa designees, as designated by the Fortress Entity, to the Board and received no compensation for his services as a Trustee. Mr. Holsinger resigned from the Board on May 30, 2018.

Narrative Disclosure to Trustee Compensation Table
In connection with the IPO, on January 23, 2018, each of our non-employee Trustees serving on our Board (other than the designees of Yucaipa and the GS Entities and our non-executive chairman) received $100,000 of restricted stock units ("RSUs") (or 6,250 RSUs) that will vest ratably over a three-year period following the grant date. In recognition of the substantial contributions made by Jeffrey Gault, who had served as our non-executive chairman since March 31, 2014, in guiding the Company prior to the IPO and for his leadership through the IPO process, the Board awarded Mr. Gault 300,000 RSUs at the time of the IPO, having a value of $4.8 million based on the IPO price of $16.00 per share, which RSUs vest ratably over a three-year period following the date of grant. Mr. Gault was a designee of Yucaipa. On March 5, 2019, Yucaipa sold all of its remaining shares and, upon completion of the sale, Mr. Gault and Mr. Burkle, the two Yucaipa designees, resigned from the Board. The Board accelerated the vesting of 100,000 RSUs, which otherwise would have vested on an accelerated basis in the event that Mr. Gault was not designated by the Company to stand for re-election. Mr. Gault forfeited the remaining 100,000 unvested RSUs.
2019 One-Time Special Award
In March 2019, our Board approved a one-time, special RSU award of $75,000 (consisting of 2,457 shares), which was granted on March 15, 2019 to each of the non-employee Trustees (other than the GS Entities designee) serving on our Board as of March 15, 2019. These awards were made in recognition of the unusual level of activities, responsibilities and obligations undertaken by the Board since the IPO, primarily related to the transition from a private company to a public company. This entailed significant time commitments and related efforts associated with the evolution of the Company's strategy, the implementation of numerous policies and procedures to ensure exemplary corporate governance as a public company, the Board oversight of the IPO process, and two follow-on and secondary public offerings in October 2018 and March 2019, and related execution issues. The awards vest on March 15, 2020.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance include the following:

•	All but one of our Trustees is “independent” in accordance with NYSE listing standards;

•	Each of our Audit, Compensation and Nominating and Corporate Governance Committees is composed of Trustees that are “independent” in accordance with NYSE listing standards;

•	Our independent Trustees meet regularly in executive sessions without the presence of our officers;

•
Our Board is not classified and each of our Trustees is subject to re-election annually, and we will not classify our Board in the future without the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of Trustees;

•	Two of our Trustees serving on our Audit Committee qualify as “audit committee financial experts” as defined by the SEC; and

•
We opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without the affirmative vote of a least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of Trustees.

The Board is chaired currently by Mr. Patterson, and Mr. Boehler serves as our principal executive officer. Our Board believes that separating the roles of chairman and principal executive officer provides us with strong independent governance and allows our principal executive officer to focus on the leadership and management of our business. Our Amended and Restated Bylaws ("Bylaws") and corporate governance guidelines, however, provide us with the flexibility to consolidate these roles in the future, permitting the roles of chairman and principal executive officer to be filled by one individual. This provides our Board with flexibility to determine whether these two roles should be combined in the future based on our needs and our Board's assessment of our leadership structure from time to time. Our Board will re-evaluate its leadership structure on an ongoing basis and may change it as circumstances warrant.
There are no material legal proceedings to which any Trustee, officer or affiliate of the Company, any shareholder of record or beneficial owner of more than 5% of the Company’s common stock, or any associate of any such Trustee, officer or affiliate of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Executive Sessions of Non-Management Trustees
Our independent Trustees generally meet in executive session without management and non-independent Trustees present each time the Board meets, or, to the extent present, each time a committee of the Board meets for a regularly scheduled meeting. In the event of a special meeting, the independent Trustees will meet in executive session if circumstances warrant.
Board Meetings
Our Board held seven regularly scheduled and special meetings in 2018. The Trustees attended numerous other meetings, conferences and working sessions supplementing the number of official meetings and acted by unanimous written consent 15 times during 2018. Each of our Trustees attended in excess of

75% of the Board meetings and meeting of committees on which he or she served held during the period in 2018 that he or she served on the Board.
Trustee Share Ownership Guidelines
We have adopted share ownership guidelines for our non-employee Trustees, which require our non-employee Trustees to hold a number of shares of Company stock having a market value equal to or greater than five times their annual cash retainer (not including any additional committee retainers or Chairman of the Board retainers). Our current non-employee Trustees have until January 23, 2023 to achieve these share ownership requirements or, in the case of a new non-employee Trustee, five years from his or her election to the Board.
BOARD COMMITTEES
Our Board has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. Each committee has the composition, duties and responsibilities described below and is comprised only of members who are “independent” in accordance with NYSE listing standards. Members serve on these committees until their resignations or until otherwise determined by our Board. The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.americold.com. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Committee Membership
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee
George J. Alburger, Jr.	✓*		✓
James R. Heistand	✓	✓*
Michelle M. MacKay		✓	✓	✓*
Mark R. Patterson			✓*	✓
Andrew P. Power	✓	✓
# of 2018 Meetings	4	3	2	4
*Committee Chair

Audit Committee

Our Board has adopted a written charter for our Audit Committee that complies with NYSE listing standards. The primary purpose of our Audit Committee is to assist the Board's oversight of:

•the integrity of our financial statements;
•our internal financial reporting and compliance with our financial, accounting and disclosure controls and procedures;
•the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;
•our independent registered public accounting firm’s annual audit of our financial statements and the approval of all audit and permissible non-audit services;
•the performance of our internal audit function;
•our legal and regulatory compliance; and
•the approval of related party transactions.

Our Board has determined affirmatively that (i) each of Mr. Alburger and Mr. Power qualifies as an “Audit Committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Compensation Committee

Our Board has adopted a written charter for our Compensation Committee that complies with NYSE listing standards. The primary purposes of our Compensation Committee are to:

•	set the overall compensation philosophy, strategy and policies for our executive officers and Trustees;

•	annually review and approve corporate goals and objectives relevant to the compensation of our CEO and other key employees and evaluate performance in light of those goals and objectives;

•	review and determine the compensation of our Trustees, CEO and other executive officers;

•	make recommendations to our Board with respect to our incentive and equity-based compensation plans; and

•	review and approve employment agreements and other similar arrangements between us and our executive officers.

Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE and each member of our Compensation Committee meets the definition of a “non-employee trustee” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a written charter for our Nominating and Corporate Governance Committee that complies with NYSE listing standards. The primary purposes of our Nominating and Corporate Governance Committee are to:

•	recommend to our Board for approval the qualifications, qualities, skills and expertise required for Board membership;

•
identify potential members of our Board consistent with the criteria approved by the Board and select and recommend to the Board the Trustee nominees for election at annual meetings of shareholders or to otherwise fill vacancies;

•	evaluate and make recommendations regarding the structure, membership and governance of the committees of the Board;

•
develop and make recommendations to our Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us; and

•	oversee the annual review of our Board’s performance, including committees of our Board.

Prior to each annual meeting at which Trustees are to be elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee has found, in its judgment, to be well qualified and willing and able to serve. In the event of a vacancy on the Board, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, a prospective member that the Nominating and Corporate Governance Committee in the exercise of its judgment, has found to be well qualified and willing and able to serve.

In addition, the Nominating and Corporate Governance Committee will consider recommendations received from shareholders and such recommendations will be subject to the same criteria as are candidates nominated by the Nominating and Corporate Governance Committee. For more information on how shareholders can nominate Trustee candidates, see "Additional Information - Shareholder Proposals."

Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of "independence" under NYSE listing standards.

Investment Committee

Our Board has adopted a written charter for our Investment Committee. The Investment Committee assists the Board in fulfilling its responsibilities relating to strategic planning, development opportunities, expansion opportunities and investments for the Company and its subsidiaries. The Investment Committee evaluates and oversees development and expansion opportunities, acquisitions, capital expenditures and incurrence of repair and maintenance expenses on behalf of the Company. The Investment Committee also considers the risks associated with specific transactions as a part of determining whether to recommend a particular transaction to the Board for approval, if required by the Company’s then current management protocols and approval matrix.
CORPORATE GOVERNANCE
Governance Documents
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Corporate Governance Guidelines and Code of Business Conduct and Ethics adopted by the Board, are available on the Company’s website www.americold.com on the Investor Relations – Corporate Governance tab. In addition, these documents are available to any shareholder who requests a copy from our Investor Relations Department at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328, or by email at investorrelations@americold.com. Any information on the Company’s websites is not and should not be considered as a part of this Proxy Statement and is not incorporated herein by reference.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the evaluation of the Board and committees. As a general rule, the Board and each committee conducts an annual self-evaluation by means of written questionnaires completed by each member of the Board and each committee member. The responses are summarized and provided to the Board and each committee in order to facilitate discussion and examination of the effectiveness of the Board, each committee, each individual Trustee, the structure of the Board and committees and areas for improvement. The Nominating and Corporate Governance Committee establishes the evaluation process and may determine to utilize an independent third- party evaluation process from time to time in the future.

Communications by Shareholders and Other Interested Parties

Shareholders of the Trust and other interested parties may send communications to the Board as a whole or to its non-management members as a group. Communications to the Board should be addressed to the “Board of Trustees.” The communication should be further addressed “c/o Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328 to the attention of the Office of the Chief

Legal Officer.” The Board may not be able to respond directly to shareholder inquiries and, as a result, the Board has developed a process to aid it in managing shareholder inquiries.

As a general rule, the Chief Legal Officer and Secretary will review shareholder inquiries in the normal performance of his or her duties and forward such correspondence to the Board or non-management Trustees periodically. The Board in fulfilling its responsibilities oversees the management of the Company; it does not participate in day-to-day management functions or business operations. Accordingly, it may not be in the best position to respond to inquiries concerning these matters. Inquiries unrelated to the duties and responsibilities of the Board will not be forwarded to the Chairman or any other member of the Board.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and will be made available to any member of the Board upon request. The Board grants to the Chief Legal Officer and Secretary discretion to decide what correspondence will be shared with management and communications with respect to personnel issues may be shared with the human resources department.

Risk Oversight
Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our Board delegates to our Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Compensation Committee reviews the executive compensation program, including an assessment of risk, with the assistance of an outside compensation consultant. For a more detailed discussion, please see the "Compensation Discussion and Analysis" section of this Proxy Statement.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that Code is available on our corporate website at www.americold.com. Any amendments to the Code of Business Conduct and Ethics or waivers of the Code for any of our Trustees, executive officers or officers will be posted on our corporate website promptly following the date of such amendment or waiver.
Management Succession
The Board oversees the recruitment, development and retention of executive talent and plans for the succession of the CEO and other members of the Company's senior management team. The Board has regular and direct exposure the the senior leadership of the Company. The Compensation Committee oversees the succession planning process.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, on the compensation committee or board of directors of any other company of which any members of our Compensation Committee or any of our Trustees is an executive officer.
ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY AND GOVERNANCE
Sustainability Highlights
Corporate responsibility and sustainability are key elements of the Company's global strategy and are integral to its goal of acting as a responsible corporate citizen. The Company is focused on its financial results and creation of shareholder value. However, we are committed to achieving these results in a way that respects the environment and the local communities in which we operate and in which our associates live. We believe that a sustainable future is essential to ensuring the health and wellbeing of our people, the users of our services and the communities that we touch.
Operation of temperature-controlled warehouses is by its nature an energy intensive enterprise. However, we seek to provide value to society and to our business by strategically focusing on reducing our energy consumption and equivalent carbon emissions. We have been recognized by the Global Cold Chain Alliance’s Energy Excellence Recognition Program and awarded gold and silver certifications at 56 of our facilities. We have been named a Food Logistics magazine’s Top Green service provider for each of the last three years.
We seek solutions to reduce our environmental footprint to preserve our natural resources, reduce waste and save energy through our utilization of energy-efficient equipment and processes, energy generating systems, demand response programs and real-time energy monitoring and metering. By focusing on environmental efficiency through the implementation of cost-effective design in our development of new properties and expansions and upgrades of existing facilities and our increasing use of renewable energy, we are able to reduce our energy costs, deliver products and services which help us attract and retain customers and generate cash flow while reducing operational risk. We have completed installation of one solar generation facility and a natural gas fuel cell facility and continue to evaluate additional sites for other opportunities. We have made significant progress on replacing less efficient metal halide and florescent lighting systems with motion-activated LED lighting. We expect to continue to evaluate and utilize these and other energy saving equipment and processes in our facilities in order to utilize energy more efficiently, thereby reducing our energy costs and the impact of our operations on the environment. Our internal Energy Awards Program incentivizes our local teams to be accountable for their energy usage. This program provides a mechanism through which management and our Board can monitor progress against our strategic sustainability goals and manage associated risks.

Social Responsibility
We are committed to supporting the communities in which we live and work. Our work in our local communities is critical to our business purpose. Locations are the key to our business and to have a strong presence in critical locations requires that we foster and maintain good working relationships with the communities in which our facilities are located. By investing in our communities through volunteerism and charitable programs we create good working relationships that benefit our associates, our customers and our shareholders. The Company's matching gifts program encourages our associates and Trustees to give back to the community by matching contributions to designated charitable organizations. The Company supports numerous charitable contribution programs providing corporate contributions and support to various charities, including Feed the Children, Susan G. Komen Foundation and Hero Box. In addition, the Company focuses on human capital management to promote diversity and inclusiveness in our workforce. We sponsor our Americold University to help build our talent pool through training and development of our associates.
Corporate Governance
Good governance is key to building our business long-term. By ensuring strong oversight at all levels of the Company, we continue to build on our strong foundation, creating value for our shareholders and supporting sustained financial and operating performance.
We are committed to maintaining strong governance practices and we believe that the Company has created a shareholder-friendly corporate governance structure which we believe aligns our interests with the interests of our shareholders as highlighted below:
•All but one member of our Board is independent
•The roles of Chairman and CEO are separated
•Each member of our Audit, Compensation, Nominating and Corporate Governance, and Investment Committees is independent
•Our Audit Committee has two financial experts
•Our Board contains a diverse mix of gender, geography, backgrounds, skill set, tenure and experience
•The Company does not have a classified board; each member of the Board stands for election every year
•The Company has elected to opt out of the Maryland business combination statute and control share acquisition statute
•The Company has no shareholder rights plan or poison pill provision
•Our Board holds executive sessions of independent Trustees
•Our Board conducts annual Board and committee self-evaluations
•Our Board has established codes of conduct for Trustees, executives and associates
•The Company has established Trustee and executive stock ownership and holding requirements
•Trustees and executives are prohibited from pledging or hedging our shares

INFORMATION REGARDING EXECUTIVE OFFICERS
The following table sets forth certain information regarding our current executive officers as of March 25, 2019. There are no family relationships among any of our executive officers.

Name	Age	Position(s)
Fred W. Boehler	51	Chief Executive Officer, President and Trustee
Marc J. Smernoff	45	Chief Financial Officer and Executive Vice President
James K. Harron	48	Chief Investment Officer and Executive Vice President
Carlos V. Rodriguez	51	Chief Operating Officer and Executive Vice President
James C. Snyder, Jr.	55	Chief Legal Officer, Executive Vice President and Secretary
David K. Stuver	52	Executive Vice President, Business Development and Supply Chain Solutions
Thomas C. Novosel	60	Chief Accounting Officer and Senior Vice President
Marc J. Smernoff

Mr. Smernoff has served as our Chief Financial Officer and Executive Vice President since August 2015. Prior to that, he served as our Chief Administrative Officer and Executive Vice President from August 2014 until August 2015. From August 2004 through April 2015, he served as a Director at The Yucaipa Companies, LLC. Prior to joining Yucaipa, from 2003 to 2004 he was a Manager in the Transaction Services group at KPMG, and from 2000 through 2002, he was an associate at Wells Fargo Securities. Mr. Smernoff was a member of our Board from March 2008 until December 2009 and has served on the board of directors of Eimskipafélag Islands hf (NASDAQ OMX: EIM) since September 2009. Mr. Smernoff is a certified public accountant. He received his bachelor’s degree from the University of California, Santa Barbara and his M.B.A. from UCLA.

James A. Harron

Mr. Harron joined Americold as Executive Vice President and Chief Investment Officer in September 2018. Prior to that, he was Co-founder and President of Metro Storage International and Managing Director of Capital Markets of Metro Storage LLC from May 2012 to September 2018. Prior to Metro Storage, Mr. Harron was Senior Vice President, Investments for Equity International from June 2007 to January 2011. He received his bachelor's degree from Georgetown University and his M.B.A. from the University of Chicago Booth School of Business.

Carlos V. Rodriguez

Mr. Rodriguez joined Americold as Executive Vice President and Chief Operating Officer in September 2018. Prior to that, he was Senior Vice President, Distribution and Global Transportation Services for Big Lots Stores (NYSE: BIG) from June 2012 to August 2018. Prior joining Big Lots Stores, he served as Vice President of Supply Chain Operations for Office Depot (NASDAQ: ODP) from April 1998 to May 2012. Mr. Rodriguez earned his bachelor’s degree in Operations Management from DeVry University of Chicago and received his M.B.A. from Loyola University of Chicago. He serves on the Leader Advisory Council for the Retail Industry Leadership Association (RILA) and is a Regional Board Member of Make-A-Wish Foundation.

James C. Snyder, Jr.

Mr. Snyder has served as our Chief Legal Officer and Executive Vice President since March 2018. Prior to joining our team, Mr. Snyder served as the Chief Legal Officer to Pet Retail Brands, Inc. (a privately-held company). Prior to that, Mr. Snyder served as Senior Vice President, General Counsel and Secretary, to Family Dollar Stores, Inc., now Dollar Tree, Inc. (NASDAQ: DLTR), from 2009 until 2015. Before joining Family Dollar Stores, Inc., Mr. Snyder was employed by The Home Depot (NYSE: HD) from 2001 until 2009, where his last position was Vice President and Associate General Counsel for Legal and Risk Management. Mr. Snyder received his bachelor's degree from Wake Forest University and received his juris doctorate from George Washington University Law School.
David K. Stuver
Mr. Stuver has served as our Executive Vice President, Business Development and Supply Chain Solutions, since September 2018. From January 2013 to September 2018, Mr. Stuver served as our Senior Vice President, Distribution Support. Before joining our team, he was Vice President of Engineering at SUPERVALU INC. (NYSE: SVU) from December 2010 to February 2013 and served as Director of Engineering at Borders Group, Inc. from February 2004 to November 2010. Mr. Stuver received his bachelor's degree from Georgia Tech and received his master's degree in Systems Management from the University of Southern California.

Thomas C. Novosel
Mr. Novosel has served as our Chief Accounting Officer and Senior Vice President since October 2013. Prior to joining our team, Mr. Novosel served as Chief Accounting Officer at Equity Lifestyle Properties (NYSE: ELS) from April 2012 to April 2013. From April 2010 to March 2012, he was an Audit Partner at Mueller & Company. From August 2005 to August 2009, Mr. Novosel was the National Managing Partner for the Construction, Real Estate and Hospitality practice at Grant Thornton. From April 2001 to October 2004, he served as Chief Accounting Officer at Apartment Investment and Management Company (NYSE: AIV). Prior to that he was an Audit Partner at Ernst & Young LLP. Mr. Novosel received his bachelor’s degree in public accounting from Loyola University of Chicago and is a Certified Public Accountant.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our shareholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company's NEOs as disclosed in this Proxy Statement pursuant to the rules of the SEC. Such shareholder vote on the compensation of our NEOs is an advisory recommendation only and is not binding on the Company, our Board or our Compensation Committee.
Below are summaries of key 2018 business highlights and key 2018 executive compensation highlights, which the Board believes support a vote in favor of the Say-On-Pay proposal.
2018 Business Highlights
During 2018, the Company:
•provided strong returns to our shareholders, with the highest TSR of the companies in the MSCI U.S. REIT Index from the date of the IPO through December 31, 2018;
•completed its initial public offering and a follow-on secondary equity offering;
•restructured its debt;
•received investment grade ratings from both Fitch and Morningstar; and
•continued its history of revenue and earnings growth, with record levels of warehouse segment revenue, and total company contribution (or NOI), net income and Core EBITDA.
2018 Executive Compensation Highlights
As described more fully in the “Compensation Discussion and Analysis” of this Proxy Statement, the compensation program for our executive officers is designed to attract and retain highly qualified, experienced and talented executives who can help achieve the Company's performance goals and maximize shareholder value. Our executive compensation program is designed to reward superior corporate performance as well as individual NEO contributions to the Company’s annual and long-term goals.
In support of those goals, we:
•pay for performance;
•include both short and long-term incentives to balance our performance;
•seek to align our compensation program with the interests of our shareholders; and
•target above-budget performance
The Board is asking our shareholders to vote in favor of our NEO compensation as described in this Proxy Statement. This Say-On-Pay proposal allows our shareholders to express their opinion with respect to our NEOs’ compensation. However, this vote is not intended to focus on any particular item of compensation but is rather intended to address the overall compensation of our NEOs and the philosophy, policies, and practices underlying the compensation of our NEOs as described in this Proxy Statement. While the vote is advisory only, and not binding on the Company, the Board or the Compensation Committee, the Compensation Committee, which is responsible for the overall design and administration of our executive compensation program, and the Board as a whole value the opinion of our shareholders as expressed in this Say-On-Pay vote. The outcome of this vote will be considered in future compensation decisions.
Therefore, we ask that the shareholders vote “FOR” the following resolution:
“RESOLVED, that the shareholders of Americold Realty Trust approve, on a non-binding, advisory basis, the compensation of the named executive officers as described in the Company's Proxy Statement for its 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission under 'Compensation Discussion and Analysis' and the compensation tables and the narrative discussion following the compensation tables.”
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the advisory resolution approving the compensation of our named executive officers.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES
Pursuant to Section 14A of the Exchange Act, added pursuant to the Dodd-Frank Act, we are asking our shareholders to vote on a non-binding, advisory basis whether future Say-On-Pay Votes with respect to the compensation of our NEOs should occur every year, every two years or every three years. Shareholders have the option of choosing a frequency of every one, two or three years or of abstaining. After careful consideration, the Board believes that holding the Say-On-Pay vote every year is the most appropriate choice as it would enable our shareholders to provide us with their views as to the compensation of our NEOs on a timely basis.
The Board has determined to recommend that future advisory votes on the compensation of our NEOs be held every year until the next advisory vote (after the vote held at the Annual Meeting) on the frequency of Say-On-Pay votes, which will occur no later than the 2022 Annual Meeting of Shareholders. The shareholders are not voting to approve or disapprove the Board ’s recommendation but are indicating their preference among the frequency options. The vote is advisory only and not binding on the Company or the Board; however, the Board intends to take the shareholders’ preference into account in setting future Say-On-Pay votes. Notwithstanding the Board’s recommendation and the outcome of this vote, in the future the Board may decide to conduct Say-On-Pay votes on a less frequent basis and may vary its practice based upon changes in circumstances, such as the adoption of material changes to the Company’s compensation programs, regulatory changes or other factors.
In order of any of the three frequency options to be approved by the shareholders, it must receive a majority of the votes cast with respect to this proposal. In the event that no option receives a majority vote, the Board will consider the option that receives the most votes to be the option selected by the shareholders.
Recommendation of the Board
The Board unanimously recommends a vote "FOR" holding future advisory votes on the compensation of our named executive officers on an ANNUAL basis.
PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and the Board has directed that management submit the appointment of Ernst & Young LLP for ratification by the shareholders at the Annual Meeting. This vote is to ratify prior action by the Audit Committee and will not be binding on the Audit Committee. However, the Audit Committee may reconsider its prior appointment or consider the results of this vote when it determines to appoint the Company's independent auditors in the future.
The Audit Committee is responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors for the purpose of conducting annual audits, issuing audit reports and performing reviews and other services. The independent auditors report directly to the Audit Committee and the Audit Committee meets in executive session with the independent auditors at each regular Audit Committee meeting.
The Audit Committee evaluates the performance of the independent auditors each year and determines whether to retain the current auditors or to consider other audit firms. As a part of this evaluation, the Audit Committee considers the quality and efficiency of the services provided and the firm's knowledge and expertise in the Company’s industry. Based on this evaluation, the Audit Committee appointed Ernst &

Young LLP to serve as the Company’s independent public accounting firm for the year ending December 31, 2019. Ernst & Young LLP has audited the financial statements of the Company and its subsidiaries since 2010.
The Audit Committee is ultimately responsible for negotiation of the audit fees associated with the services performed by its independent auditors. The fees we paid to Ernst & Young LLP in 2017 and 2018 are presented in the table below.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they wish to do so. The representatives are expected to be available to respond to appropriate questions from shareholders.
Recommendation of the Board
The Board unanimously recommends that shareholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent, registered public accounting firm.
Fees Billed to the Trust by Ernst & Young LLP
Ernst & Young LLP served as the Trust’s independent registered public accounting firm for the fiscal years ended December 31, 2018 and 2017. During 2018 and 2017, the aggregate fees for services provided by Ernst & Young LLP in the following categories were as follows:

	2018	2017
Audit Fees(1)	$6,864,044	$6,678,297
Audit-Related Fees(2)	—	135,000
Tax Fees(3)	636,125	1,079,612
Total Fees	$7,500,169	$7,892,909

(1)
Audit Fees consisted primarily of fees for audits of the Trust’s annual financial statements, the reviews of our quarterly financial statements and internal control over financial reporting and registration statement related services performed pursuant to SEC filing requirements.

(2)    Audit-Related Fees in 2017 consisted of fees related to due diligence services.

(3)	Tax Fees consisted of fees related to tax compliance services, tax planning, transfer pricing and tax preparation services.
Pre-Approval of Services
Pursuant to its Policy for Pre-Approval of Independent Auditor Services, the Audit Committee pre-approves all audit and permissible non-audit services proposed to be performed by the Trust’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is required in order to assure that the provision of such services is consistent with the SEC’s rules on auditor independence. The policy provides for general pre-approval of certain specified services and specific pre-approval of all other permitted services and proposed services exceeding pre-approved cost levels. The policy authorizes the Audit Committee to delegate pre-approval authority with respect to permitted services to one or more of its members. Any member of members to whom authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board oversees the financial reporting process of the Company, on behalf of the Board, consistent with the Audit Committee’s written charter. Management has the primary responsibility for preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management. The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, the Company’s audited financial statements for the year ended December 31, 2018. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plan for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations and reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as amended. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.
The foregoing report has been furnished by the Audit Committee as of February 19, 2019.
George J. Alburger, Jr. – Chair
James R. Heistand
Andrew P. Power
The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material" or “filed” with the SEC, subject Regulation 14A or 14C, or the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth information as of March 25, 2019 regarding the beneficial ownership of our common shares by each person known by us to beneficially own 5% or more of our outstanding common shares, certain significant shareholders, each of our Trustees and NEOs, and all of our Trustees and executive officers as a group.
Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof, or has the right to acquire any such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise set forth below, the address of each beneficial owner is c/o Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, GA 30328.

	Number of common shares beneficially owned	Percentage of common shares beneficially owned
5% shareholders:
The Vanguard Group(1)	13,262,226	8.9%
Cohen & Steers, Inc.(2)	8,599,237	5.8%
Senator Investment Group L.P.(3)	8,300,000	5.6%
Blackrock, Inc.(4)	7,817,680	5.2%
Named executive officers and Trustees:
Fred W. Boehler(5)	368,592	*
Marc J. Smernoff(6)	155,507	*
James C. Snyder, Jr.	—	—
Thomas C. Novosel(7)	10,000	*
David K. Stuver(8)	11,223	*
George J. Alburger, Jr.	8,333	*
Bradley J. Gross(9)	—	—
James R. Heistand	39,583	*
Michelle M. MacKay	8,333	*
Mark R. Patterson	14,583	*
Andrew P. Power	8,333	*
All executive officers and Trustees as a group (13 persons)	624,487	*

* Indicates beneficial ownership of less than 1% of our outstanding common shares.
(1) Based solely on information contained in a Form 13G filed by The Vanguard Group ("Vanguard") with the SEC on February 12, 2019, Vanguard is an investment manager to various investment funds and as such has investment discretion with respect to the funds. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, holds 164,896 shares as a result of serving as investment manager to collective trust accounts. Vanguard Investments Australia, Ltd. holds 184,360 shares as a result of serving as investment manager for Australian investment offerings. Vanguard may be deemed to share voting and dispositive power with respect to shares owned by its affiliates. The address of Vanguard is 190 Vanguard Blvd., Malvern, PA 19355.

(2) Based solely on information contained in a Form 13G filed by Cohen & Steers Inc. with the SEC on February 14, 2019, Cohen & Steers Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc. (“Capital Management”) and as such may be deemed to be the beneficial owner of 8,377,058 shares held by Capital Management and 222,179 shares held by Cohen & Steers UK Limited (“UK Limited”). Of the shares held by Capital Management, it has sole voting power with respect to 7,511,811 shares and sole dispositive power with respect to 8,377,058 shares. Of the shares held by UK Limited, it has sole voting power with respect to 26,452 shares and sole dispositive power with respect to 222,179 shares. The address of Cohen & Steers,Inc. and Cohen & Steers Management, Inc. is 280 Park Avenue, 10th Floor, New NY 10017 and the address of UK Limited is 50 Pall Mall, 7th Floor, London, UK SW1Y 5JH.

(3) Based solely on information contained in a Form 13G filed by Senator Investment Group L.P. (“Senator”) with the SEC on February 12, 2019, Senator serves as investment manager to various investment funds and as such has investment discretion with respect to the funds. Alexander Klabin and Douglas Silverman have control of a Delaware limited liability company that may be deemed to control Senator and therefore may be deemed to be the beneficial owners of common shares held by Senator. Messrs. Klabin and Silverman and Senator share voting and dispositive power with respect to such shares. The address of Senator is 510 Madison Avenue, 28th Floor, New York, NY 10022.

(4) Based solely on information contained in a Form 13G filed by Blackrock, Inc. (“Blackrock”) with the SEC on February 8, 2019, Blackrock is the parent of various subsidiaries that hold, in the aggregate, 7,817,680 shares. Of the shares held by Blackrock, it has sole voting power with respect to 7,384,230 shares and sole dispositive power with respect to 7,817,680 shares. The address of Blackrock is 55 E. 52nd Street. New York, NY 10055.

(5) Consists of 218,592 common shares owned and 150,000 issuable upon the exercise of options currently exercisable.
(6) Consists of 75,507 common shares owned and 80,000 shares issuable upon the exercise of options vesting on May 13, 2019.
(7) Consists of 5,000 common shares issuable upon the exercise of options currently exercisable and 5,000 restricted stock units vesting on May 15, 2019.
(8) Consists of 2,223 common shares owned and 9,000 issuable upon the exercise of options currently exercisable.
(9) Mr. Gross is the GS Entities' designee to the Board. The GS Entities no longer own at least 5% of our outstanding common shares and therefore no longer have a right to name a Trustee. Mr. Gross will not stand for re-election to the Board.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	As of December 31, 2018
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)(2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,656,576	$9.81	7,399,311
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	4,656,576(3)	$9.81	7,399,311

(1)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2018 was 5.4 years.

(3)
This number includes 4,656,576 shares for issuance under the Americold Realty Trust 2010 Equity Incentive Plan (the "2010 Plan"), the Americold Realty Trust 2008 Equity Incentive Plan and the Americold Realty Trust 2017 Equity Incentive Plan (the "2017 Plan"), of which 2,355,787 shares were subject to outstanding options and 2,300,789 shares were subject to outstanding RSU awards.

For more information regarding securities authorized for issuance under our equity compensation plans prior to the IPO see Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of our executive compensation program for 2018, and insight into certain aspects of our 2019 program. The Compensation Committee of our Board oversees our compensation plans, policies and practices. The Compensation Committee approves the compensation of each of our NEOs, and other executive officers of the Company. The following persons were our NEOs for fiscal year 2018:

Named Executive Officer	Title
Fred W. Boehler	Chief Executive Officer and President
Marc J. Smernoff	Chief Financial Officer and Executive Vice President
James C. Snyder, Jr.	Chief Legal Officer, Executive Vice President and Secretary
David K. Stuver	Executive Vice President of Business Development and Supply Chain Solutions
Thomas C. Novosel	Senior Vice President and Chief Accounting Officer
Business Performance
We completed our initial public offering in January 2018, which was a key milestone event for the Company. We continue to execute on our core strategy and create long-term value for our shareholders. The Company’s business performance and progress against strategic initiatives form the foundation in which our pay decisions are made. Americold is dedicated to driving shareholder value by continuing to post solid operating performance and delivering strong business results.
Some of our financial highlights for 2018 include:
•Revenue up 3.9% over prior year*
•Core EBITDA up 6.8% over prior year*

•	Total Shareholder Return (including dividends) of 67.9% since our initial public offering, the highest position of all REIT companies in the MSCI U.S. REIT Index

*See Appendix A to this Proxy Statement for additional information about Core EBITDA, including a reference to our GAAP financial statements.
Executive Compensation Philosophy and Overview
Our executive compensation philosophy is to ensure the interests of our executive team and stockholders are aligned and that our total compensation package for our executive officers is reasonable,

competitive to market and allows for flexibility to differentiate pay based on performance and contributions to the overall success of the organization.
We support this philosophy through the following executive compensation design elements and governance by:

•	Providing short-term annual cash incentives tied to Company results that are measurable and target above-budget performance;

•
Offering a competitive mix of long-term incentives that have a multi-year vesting period for time-based awards, and a significant emphasis on multi-year total shareholder return performance for performance-based awards;

•	Implementing meaningful stock ownership guidelines with holding requirements that align our executives’ interests with those of our shareholders; and

•	Mitigating risk with our recoupment or “clawback” policy on incentive compensation.
We strive to develop compensation practices that are designed to attract, motivate and retain top talent while building a solid foundation that rewards our leadership team for delivering growth and strong financial performance and to drive long-term shareholder value.
We have designed our compensation program to provide our executive officers with a competitive mix of cash and equity in the form of base salary, cash-based, short-term incentive and long-term equity incentive compensation that encourages decision-making that is aligned with the long-term interests of our shareholders. This is accomplished by tying our variable pay components to overall Company financial results and awarding equity that is tied to performance and vests over multi-year periods.
Although our Compensation Committee has not established a particular compensation formula for the allocation of total compensation among these components of executive officer compensation, the Compensation Committee focuses on a competitive range around market rates and will continue to assess the mix of pay components to ensure that it continues to support a pay-for-performance culture.
Process for Determining Executive Compensation
Our Compensation Committee believes that to attract, motivate and retain talented, high-caliber executive officers, we need to provide annual compensation (including cash and equity-based incentives) that is competitive, yet aligns with the interests of our shareholders. As we mature as a public company, emphasis on paying-for-performance will continue to be a priority, both through Company financial and market performance as well as long-term growth and strategic objective attainment.
Role of our Compensation Committee
The Compensation Committee is responsible for approving our executive compensation design, philosophy and overall programs for our NEOs, which includes:

•	Determining annual and long-term performance goals;

•	Setting target compensation;

•	Designing incentive compensation programs;

•	Determining payouts against performance;

•	Reviewing and approving on-going compensation and benefits components; and

•	Evaluating and approving equity awards.
The Compensation Committee acts independently, but works closely with our Board, our executive management team and our independent compensation consultant in its decision-making process.

Role of our Independent Compensation Consultant
The Compensation Committee has the discretion to retain a compensation consultant and is directly responsible for the retention, oversight and compensation of any consultant retained. The Compensation Committee engages an independent compensation consultant and periodically reviews relevant external market data from compensation surveys, with a focus on the REIT, logistics and transportation industries, including data specific to base salaries, total cash compensation (which includes base salary plus short-term incentive) and total direct compensation (which includes total cash compensation plus equity grant value). This data has been used in conjunction with recent executive performance when compensation decisions are being made by the Compensation Committee.
In connection with the IPO, our pre-IPO Compensation Committee engaged FPL Associates, LP (“FPL”) to provide competitive market data and recommendations for our executive compensation program. With the assistance of FPL, the pre-IPO Compensation Committee identified the following benchmarking peer group, taking into account size, asset class and operational capabilities:

Peer Group
DCT Industrial Trust Inc.	CoreSite Realty Corporation
Duke Realty Corporation	DuPont Fabros Technology, Inc.
EastGroup Properties, Inc.	Digital Realty Trust, Inc.
First Industrial Realty Trust, Inc.	QTS Realty Trust, Inc.
Liberty Property Trust	Equinix, Inc. (REIT)
Prologis, Inc.	Extra Space Storage Inc.
Rexford Industrial Realty, Inc.	Public Storage
STAG Industrial, Inc.	Sovran Self Storage, Inc.
Terreno Realty Corporation	CubeSmart
CyrusOne, Inc.	Iron Mountain Incorporated
The Compensation Committee, in its discretion in setting the elements and levels of compensation for the NEOs, took this data into consideration. Compensation of our NEOs may be higher or lower than the compensation for executives in similar positions at comparable companies based on experience, responsibilities and expected future contributions to our success. Once target compensation is determined, actual pay outcomes will vary depending on performance against the pre-established goals.
Following our IPO, in August 2018, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its new independent compensation consultant. Meridian reviewed the existing short- and long-term plan design elements and provided recommendations to the Compensation Committee for consideration in establishing the 2019 compensation program; evaluated our stock ownership guidelines; reviewed Trustee compensation; and provided general advice and support to the Compensation Committee.
For changes to our 2019 executive compensation program, please see “2019 Executive Compensation Program.”
In engaging each of FPL and Meridian, the Compensation Committee assessed the independence of each of FPL and Meridian and, based on such assessment, confirmed that there were no conflicts of interest between any of our Trustees or executive officers and those organizations.

Role of our Executive Management Team
To the extent requested by the Compensation Committee, our executive management team provides input on matters to the Compensation Committee as it evaluates, designs and implements our executive compensation program. Our CEO provides recommendations regarding compensation matters with respect to the executive team, but not with respect to his own compensation. The Compensation Committee carefully reviews these recommendations, absent any members of the management team, and consults with the independent compensation consultant before making final determinations to compensation changes. We believe this process ensures that our executive compensation program effectively aligns with our overall executive compensation philosophy and interests of our shareholders.
Elements of Compensation
The following is a discussion of the base salary, short-term cash incentive compensation, and long-term equity compensation for our NEOs for 2018.

Element	Purpose	Additional Details
Base Salary	Provides a minimum fixed level of cash to attract and retain top talent
-Reviewed against the executive's experience, role within the organization and responsibilities;
-Assessed for market competitiveness against market survey data with an emphasis on REIT, Logistics and Transportation industries

Short-Term Incentive	Provides for annual cash compensation opportunity tied to the financial performance of the organization	-100% tied to financial goals of the organization; -Assessed for market competitiveness against market survey data with an emphasis on REIT, Logistics and Transportation industries
Long-Term Incentive	Aligns interest of our executives with our shareholders through the use of long-term incentive awards
-Performance-based awards with 3-year absolute TSR metric;
-Time-based awards tied to multi-year vesting to promote retention;
-Assessed for market competitiveness against market survey data with an emphasis on REIT, Logistics and Transportation industries

Base Salary
The annual base salary component provides each NEO with a fixed minimum amount of annual cash compensation. In establishing base salaries for our NEOs, the Compensation Committee considers the role, experience, overall responsibilities, market data compensation information, as well as the NEO's individual performance and achievement of specific goals that were established for the year. The Compensation Committee reviews base salaries annually. Each year during our annual performance cycle, the CEO assesses the other NEOs and provides feedback to the Compensation Committee. In addition, the Compensation Committee evaluates the CEO’s performance. The Compensation Committee, on a case-by-case basis, may adjust base salaries during the course of the year outside of the annual review process.
The following is a discussion of base salary determinations for each of our NEOs in 2018:

NEO	At IPO	End of Year	Additional Context
Fred W. Boehler	$850,000	$850,000	In 2018, Mr. Boehler did not receive an increase to his base salary since his base salary was increased in March 2017 from $700,000 to $850,000 (or 21.4%).
Marc J. Smernoff	$450,000	$525,000
In recognition of his performance, his expected future contributions to the Company’s success and market competitiveness and the fact that Mr. Smernoff had not received a base salary increase since his start date in 2015, the Compensation Committee approved a base salary increase from $450,000 to $525,000 (or 16.7%) in May 2018.

James C. Snyder, Jr.	$350,000	$350,000	Mr. Snyder’s base salary was determined at the time of hire in March 2018.
David K. Stuver	$307,108	$375,000
Mr. Stuver received a base salary increase in April 2018 from $307,108 to $316,321 (or 3.0%) during our annual performance review process. In September 2018, in connection with Mr. Stuver’s promotion to Executive Vice President, the Compensation Committee approved a base salary increase to $375,000 (or 18.6%).

Thomas C. Novosel	$314,150	$322,004	Mr. Novosel received a base salary increase in April 2018 from $314,150 to $322,004 (or 2.5%) during our annual performance review process.
Short-Term Incentive Plan
All of our NEOs are eligible to earn an annual cash award under our Short-Term Incentive Plan (“STIP”) that is tied to the overall financial performance of the Company. For 2018, our NEOs’ annual cash incentive award was determined based entirely upon the achievement of a threshold level of Core EBITDA. Our pre-IPO Compensation Committee believed this corporate performance objective reflected our overall Company goals for fiscal year 2018, which balanced the achievement of revenue growth with improving our operating efficiency.
The Compensation Committee reviews and approves the Company’s financial performance measurement and sets a threshold, target and maximum level of achievement that must be met in order for the STIP to pay out. For 2018, the Core EBITDA threshold, target and maximum amounts under our STIP were as follows:

Financial Measurement ($ in millions)	Threshold	Target	Maximum
Core EBITDA (1)	$286.3	$301.4	$316.5

(1)	Core EBITDA, a non-GAAP financial measure, as adjusted for foreign currency fluctuations and unanticipated transactions. See Appendix A.
The target cash incentive award is equal to a percentage of each NEO’s base salary upon the achievement levels of the pre-established Core EBITDA goals. The threshold, target and maximum STIP percentages (and dollars) of our NEOs in effect as of December 31, 2018 were as follows:

NEO	Threshold (%)	Threshold ($)	Target (%)	Target ($)	Maximum (%)	Maximum ($)
Fred W. Boehler	0%	$—	125%	$1,062,500	175%	$1,487,500
Marc J. Smernoff	0%	$—	60%	$315,000	90%	$472,500
James C. Snyder, Jr.	0%	$—	60%	$210,000	90%	$315,000
David K. Stuver	0%	$—	60%	$225,000	90%	$337,500
Thomas C. Novosel	0%	$—	50%	$161,002	75%	$241,503
For fiscal year 2018, our NEOs would receive no payout of their STIP if Core EBITDA fell at or below the minimum threshold of 95% of the Core EBITDA target. Payouts for the financial performance above the threshold level were to be calculated by linear interpolation based on performance levels up to a maximum amount at 105% of the Core EBITDA target.
At achievement of the maximum Core EBITDA, all of our NEOs had the opportunity to earn a maximum of 150% of their target STIP, with the exception of Mr. Boehler, who had the opportunity to earn a maximum of 140% of his target STIP.
In 2018, Core EBITDA was $306.8 million, however, for purposes of STIP, the Compensation Committee approved an adjustment to Core EBITDA to account for foreign currency fluctuations and the sale of one of our facilities during the year. This derived an adjusted Core EBITDA of $310.2 million and achievement of 102.9% of target. This resulted in a payout of 123.2% of the target bonus opportunity for Mr. Boehler and 129.0% of the target bonus opportunity for our other NEOs. Below are the actual payout details for each of our NEOs for 2018.

NEO	Target STIP ($)	Percent of Target Achievement	Actual STIP Payout ($)
Fred W. Boehler	$1,062,500	123.2%	$1,309,000
Marc J. Smernoff	$315,000	129.0%	$406,350
James C. Snyder, Jr. (1)	$157,500	129.0%	$203,175
David K. Stuver (2)	$148,808	129.0%	$191,962
Thomas C. Novosel	$161,002	129.0%	$207,693

(1)	Target STIP is pro-rated for 2018 based on his start date with the Company
(2)    Target STIP is reflective of the timing of promotion to EVP
Other Bonus. In recognition of Mr. Smernoff’s extraordinary contributions and efforts in connection with the IPO, as well as building out the finance team to support a public company going forward, the Compensation Committee approved a one-time cash bonus payment to Mr. Smernoff in the amount of $100,000 in May, 2018.
Long-Term Incentive Plan
All of our NEOs were eligible to receive equity awards under our 2018 Long-Term Incentive Plan ("LTIP"). Our Compensation Committee believes that our LTIP, composed of equity-based compensation awards, enables us to attract, motivate, retain and adequately compensate executive talent. Prior to our IPO, we made grants of stock options and performance-based restricted stock units under the 2010 Plan to our executive officers that were intended to align the interests of our executives and shareholders by tying value to the long-term performance and strategy of the Company. In connection with our IPO in January 2018, the Board and our shareholders approved and adopted the 2017 Plan. In 2018, the Compensation Committee approved the award of both time-based Restricted Stock Units (“RSUs”) and Performance-based Restricted Stock Units (“PRSUs”) to our NEOs under the 2017 Plan. Award details are as follows:
IPO “Retention” Awards. At the time of our IPO, our Compensation Committee determined it was important to recognize the executives' extraordinary efforts in the Company's overall accomplishments and to further enhance alignment with our shareholders by providing a meaningful retention award to a select group of key contributors in the organization. These individuals, including all of our NEOs, received a time-based RSU award to help retain these key individuals for long-term continuity. The awards vest one-third on each of the second, third and fourth anniversaries of the grant date.

NEO	Grant Date	# Granted (1)
Fred W. Boehler	January 23, 2018	78,125
Marc J. Smernoff	January 23, 2018	25,000
James C. Snyder, Jr.	April 2, 2018	15,625
David K. Stuver	January 23, 2018	15,625
Thomas C. Novosel	January 23, 2018	14,063

(1)	Vesting dates for January awards are January 23, 2020, 2021 and 2022; and April awards are April 2, 2020, 2021 and 2022 for Mr. Snyder

Performance-Based RSU Awards. Following the IPO, the Compensation Committee approved awards to our NEOs under the 2018 LTIP in the form of PRSUs which vest and become payable, if at all, upon the attainment of certain levels of absolute TSR over a performance period that ends December 31, 2020.
These awards allow for performance level thresholds based on performance achievement as set forth below.

Performance Level Threshold	Absolute TSR	Award Attainment Percentage
Minimum	8%	50% of Target Award
Target	10%	100% of Target Award
Maximum	12%	150% of Target Award

NEO	Grant Date	# Granted	Performance Period
Fred W. Boehler	February 26, 2018	71,500	IPO Date - December 31, 2020
Marc J. Smernoff	February 26, 2018	37,500	IPO Date - December 31, 2020
James C. Snyder, Jr.	April 2, 2018	25,000	IPO Date - December 31, 2020
David K. Stuver	February 26, 2018	12,500	IPO Date - December 31, 2020
	October 1, 2018	12,500	IPO Date - December 31, 2020
Thomas C. Novosel	February 26, 2018	20,000	IPO Date - December 31, 2020
Other Awards. In May 2018, upon the recommendation from the CEO, the Compensation Committee approved a special time-based RSU award for Mr. Novosel in recognition of his extraordinary contributions and efforts in connection with the IPO, as well as building out the finance team to support a public company going forward. The award vests 100% on the first anniversary date of the grant date.

NEO	Grant Date	# Granted (1)
Thomas C. Novosel	May 15, 2018	5,000

(1)	Award vests 100% on May 15, 2019
In December 2018, after extraordinary share price growth which outperformed every company within the MSCI U.S. REIT Index since the IPO, as well as exemplary individual performance and the execution of a number of significant strategic transactions and other initiatives, including: (i) the successful completion of a $1.050 billion secondary equity offering in September 2018; (ii) restructuring our debt by increasing our revolver capacity from $450 million to $800 million and converting our secured credit facility to an unsecured facility; (iii) completing a $600 million private debt placement; (iv) decreasing our applicable interest rate margin from 2.35% to 1.45%; and (iv) achieving investment grade status with both Morningstar, Inc. and Fitch Ratings Inc., the Compensation Committee considered the executives' contributions to shareholder value creation since the IPO and approved a special time-based RSU award to each of our NEOs. The Compensation Committee believes providing these additional awards to our NEOs in recognition of their contribution to the Company's initial post-IPO success will continue to strengthen the overall leadership team in the coming years. The awards vest one-fourth on each of the first, second, third and fourth anniversaries of the grant date.

NEO	Grant Date	# Granted(1)
Fred W. Boehler	December 27, 2018	58,809
Marc J. Smernoff	December 27, 2018	29,233
James C. Snyder, Jr.	December 27, 2018	13,852
David K. Stuver	December 27, 2018	13,656
Thomas C. Novosel	December 27, 2018	15,980

(1)	Vesting dates for December awards are December 27, 2019, 2020, 2021 and 2022
Going forward, the Compensation Committee is committed to establishing an annual equity program designed to appropriately reward executives for their efforts without the need for "special" awards, except in the event of unusual and unexpected circumstances.
2019 Executive Compensation Program
In February 2019, our Compensation Committee approved a number of changes to our overall executive compensation program that support our pay-for-performance culture. The Compensation Committee believes these changes better align with competitive market practices while maintaining alignment with our shareholders’ interests. The changes are highlighted below.
2019 Base Salaries
In January 2019, a market analysis was completed by the Compensation Committee’s independent compensation consultant to determine if any base salary adjustments were warranted based on market surveys and industry data. As a result of this analysis and review, the Compensation Committee approved the following base salary adjustments:

NEO	2019 Base Salary	Additional Context
Fred W. Boehler	$850,000	No change.
Marc J. Smernoff	$525,000	No change.
James C. Snyder, Jr.	$375,000	After reviewing Mr. Snyder's 2018 performance and market competitiveness for his role, the Compensation Committee approved a base salary increase in April 2019 from $350,000 to $375,000 (or 7.1%).
David K. Stuver	$375,000	No change.
Thomas C. Novosel	$330,054	Mr. Novosel received a base salary increase in April 2019 from $322,004 to $330,054 (or 2.5%) during our annual performance review process.
2019 Short Term Incentive Plan
For 2019, and in conjunction with the recommendations provided by the independent compensation consultant, the Compensation Committee approved the following design changes to our current STIP for our executive officers. The highlights of the design changes include:

Component	2018 Design	2019 Design	Considerations/Rationale
Performance Metric	100% Core EBITDA	70% Core EBITDA 30% Individual Objectives	Profitable growth is a key element of our overall strategy, so greater weighting is placed on Core EBITDA; focus on key strategic non-quantitative goals and objectives
Performance Range	Threshold: 95% of target Maximum: 105% of target	Threshold: 95% of target Maximum: 107.5% of target	Important to maintain a tight leverage curve between threshold and target, but broaden it between target and maximum to support increase payout range and set aggressive overachievement goals
Payout Range	Threshold: 0% of target Maximum: Up to 150% of target	Threshold: 50% of target Maximum: Up to 175% of target
Adjust payout range to better align with market norms and award exceptionally strong performance; increased potential upside in goals sets positive message and aligns with market practices within like industries

Funding Mechanism	100% EBITDA for funding and allocation	Funding: 100% Core EBITDA Allocation: 70% Core EBITDA and 30% individual performance for CEO and executive officers
Maintains Core EBITDA as sole funding mechanism and the primary driver, but allows for individual line of sight; parameters in place to ensure dollars available for individual performance cannot exceed pool available

The Compensation Committee, in consultation with the CEO, developed and approved the CEO’s individual goals for the year. Likewise, the CEO recommended executive officers individual goals for the committee’s approval. These established goals will be used for the Individual Objective component of the STIP.
2019 Long-Term Incentive Plan
For 2019, the Compensation Committee, working closely with its independent compensation consultant, approved a re-design of both the mix and types of awards to be issued to our executive officers, as well as our other eligible employees under our LTIP. The key changes for our executive officers are highlighted below:
PRSU Awards. For 2019, 75% of LTIP awards granted to our executive officers were PRSU awards using relative TSR as the performance metric. Payout of the PRSUs will be determined based upon a comparison of the Company's TSR on a relative basis (target requires above median performance and will be achieved at the 55th percentile) to the MSCI U.S. REIT Index at the end of the applicable performance period (January 1, 2019 – December 31, 2021). The PRSUs will vest, if at all, at the end of a three-year period contingent upon the achievement of the pre-established relative TSR goal.
We also added two additional features to our PRSUs: (1) if our TSR is negative at the end of the performance period, the maximum amount of shares that would be issued will be at target; and (2) a 350% value cap that limits the amount of upside that can be earned on the over-performance of our stock.
Time-Based RSU Awards. For 2019, time-based RSU awards, which comprise 25% of the value of LTIP awards granted to our executive officers, will vest ratably, one-third each year, on the first, second and third anniversary of the grant date.
The Compensation Committee feels these changes to the 2019 compensation program will continue to drive alignment between the executive officers of the Company and our shareholders’ long-term interests, as well as help retain and reward top executive talent.
Below is a summary of 2019 awards for our NEOs.

NEO	Grant Date	# Granted	PRSU (1)	RSU (2)	Performance Period
Fred W. Boehler	March 15, 2019	68,376	51,282	17,094	Jan 1, 2019 - Dec 31, 2021
Marc J. Smernoff	March 15, 2019	27,516	20,637	6,879	Jan 1, 2019 - Dec 31, 2021
James C. Snyder, Jr.	March 15, 2019	18,344	13,758	4,586	Jan 1, 2019 - Dec 31, 2021
David K. Stuver	March 15, 2019	18,344	13,758	4,586	Jan 1, 2019 - Dec 31, 2021
Thomas C. Novosel	March 15, 2019	6,880	3,440	3,440	Jan 1, 2019 - Dec 31, 2021
(1)     Represents 75% of award for Messrs. Boehler, Smernoff, Snyder and Stuver; and 50% for Mr. Novosel
(2)    Represents 25% of award for Messrs. Boehler, Smernoff, Snyder and Stuver; and 50% for Mr. Novosel
Other Compensation Programs and Benefits
We provide the opportunity for our NEOs and other executive officers to receive certain health and welfare benefits and other limited perquisites which include:

•
Health and Welfare Benefits: All NEOs, with the exception of Mr. Novosel, are eligible for medical, dental, vision, short- and long-term disability and life insurance in which the Company pays for the associated premiums. Additionally, NEOs, with the exception of Mr. Novosel, are eligible to receive executive physicals each year.

•	401(k) Plan: We offer a defined contribution 401(k) plan (the "401(k) Plan") to all eligible employees. For our non-unionized employees, we currently match 50% of employee contributions up to 6% of the employee’s pay. Employees who are over age 50 are permitted to contribute additional amounts on a pre-tax basis under the catch-up provision of the 401(k) Plan subject to limitations of the Code. An employee’s deferrals under the 401(k) Plan are 100% vested and non-forfeitable when made to the 401(k) Plan and our matching contributions vest ratably over a five-year period.

•
Deferred Compensation Plan: We maintain a nonqualified deferred compensation plan for all employees who meet the eligibility requirements, including all of our NEOs. For further details of the Deferred Compensation Plan, see the “Fiscal Year 2018 Nonqualified Deferred Compensation” section.

•	Other Benefits: From time to time, we provide limited additional benefits to our executive officers.
All such benefits and perquisites for our NEOs are reflected in the “All Other Compensation” and “Fiscal Year 2018 Nonqualified Deferred Compensation” tables.
Double-Trigger Change-In-Control Severance Benefit
In accordance with the existing employment agreements, executive officers are entitled to receive severance payments upon certain termination events. No NEO is entitled to cash severance in the event of a change in control, unless the executive is also terminated without Cause or for Good Reason. For additional details, see the sections titled “—Employment Agreements with Named Executive Officers” and “—Potential Payments Table.”
OTHER COMPENSATION AND GOVERNANCE POLICIES
Clawback Policy
We have adopted a recoupment or “clawback” policy which allows for recovery of incentive payments and equity awards realized by our NEOs and certain other associates in each case:

•	who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company announces that it will prepare an accounting restatement, and

•	whose fraud or intentional misconduct gave rise to or contributed to the restatement.
The amount to be recovered from the NEO or associate will be based on the excess, if any, of the incentive-based compensation paid based on the erroneous data over the incentive-based compensation that would have been paid if the financial accounting statements had been as presented in the restatement.
Share Ownership Guidelines
We have adopted share ownership guidelines that require our executive officers, within five years after the IPO, to hold common shares with a value equal to a specified multiple of base salary (6x annual base salary in the case of our CEO and 3x annual base salary in the case of our executive officers). Effective January 1, 2019, the Compensation Committee approved a revised set of guidelines that also covers senior vice presidents and implemented share retention requirements that call for 50% of all shares of Company stock received from equity awards granted under any Company equity incentive plan be retained until such time as the executive officer or senior vice president meets the then applicable ownership guideline.
The ownership levels under our share ownership guidelines are as set forth in the following table:

Position	Minimum Ownership Requirements
Chief Executive Officer	6x annual base salary
Executive Vice Presidents	3x annual base salary
Senior Vice Presidents	1x annual base salary
Hedging and Pledging of Common Shares
Our insider trading policy prohibits our executive officers, Trustees and associates from engaging in any hedging, pledging or monetization transactions involving our securities.
Consideration of Risk
We periodically review our compensation policies and practices for all associates, including executive officers. As part of the review process, we engaged Meridian to conduct a review and analysis of our compensation policies and practices to determine whether or not such policies and practices encourage excessive risk or unnecessary risk-taking. As a result of this review, the Compensation Committee believes that our compensation policies and practices for our associates, including our executive officers, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation programs have been balanced to focus our key associates on both short- and long-term financial and operational performance. Some of the key compensation elements that mitigate the potential for excessive risk taking include:

•
The Compensation Committee engages the independent compensation consultant to conduct annual benchmarking of pay for executives; deeper in the organization, our human resources function reviews market norms and competitiveness;

•
While our annual incentive plan covers only Core EBITDA, it is supplemented by the long-term incentive plan which assesses share price performance; both have maximum payout limits, and an individual performance component is being introduced for the 2019 annual plan;

•
Mix of short-term and long-term pay and mix of cash and equity elements, with equity components having multi-year vesting / performance. For 2019, there will be long-term equity awards, both time-based and performance-based;

•	Existence of a recoupment or “clawback” policy for cash incentives and equity awards;

•	Stock ownership guidelines and holding requirements;

•	Reasonable severance arrangements; and

•	Anti-hedging and anti-pledging policies.
Tax Implications
Prior to December 22, 2017, Section 162(m) of the Code placed a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and certain other highly compensated executive officers. The Tax Cuts and Jobs Act, adopted on December 22, 2017, substantially modifies the Code and, among other matters, eliminates the performance-based compensation exception under Section 162(m) unless it qualifies for treatment under the transition rule that applies to certain agreements in place as of November 2, 2017.
We have not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in making compensation decisions. As a relatively new public company, we are eligible for transition relief for compensation received from the exercise of stock options granted under a plan that existed prior to the completion of the IPO, including the 2008 Plan and the 2010 Plan. Accordingly, the exercise of stock options granted prior to the expiration of the 162(m) transition period are not expected to be subject to Section 162(m). We expect that our Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments that will be in excess of the $1 million limitation if our Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executive officers responsible for the success of our company.

2018 SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our NEOs during fiscal years 2018, 2017 and 2016.

NEO & Position	Year	Base Salary ($)(1)	Bonus ($)(2)	Equity Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Fred W. Boehler	2018	$850,000	$—	$3,691,517	$—	$1,309,000	$102,076	$5,952,593
President and Chief Executive Officer	2017	812,500	—	959,278	—	1,218,750	34,115	3,024,643
	2016	705,769	—	—	862,500	700,000	33,642	2,301,911
Marc J. Smernoff	2018	496,154	100,000	1,639,922	—	406,350	93,534	2,735,960
Executive Vice President and Chief Financial Officer	2017	450,000	—	—	—	405,000	34,115	889,115
	2016	450,000	—	—	—	270,000	140,494	860,494
James C. Snyder, Jr.(7)	2018	262,500	—	1,018,883	—	203,175	26,035	1,510,593
Executive Vice President and Chief Legal Officer	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—
David K. Stuver (8)	2018	331,670	—	1,138,756	—	191,962	34,003	1,696,391
Executive Vice President of Business Development and SCS	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—
Thomas C. Novosel	2018	319,889	—	1,001,254	—	207,693	28,932	1,557,768
Senior Vice President and Chief Accounting Officer	2017	311,687	—	—	—	163,635	10,049	485,371
	2016	300,860	—	—	86,250	106,750	9,304	503,164
(1)     Represents actual base salary paid during the fiscal year.

(2)	One-time cash bonus. See “Elements of Compensation – Short-Term Incentive Plan– Other Bonus” for details.

(3)
Amounts represent the aggregate grant date fair value of both the time-based RSUs and the PRSUs (at target) made during each respective year, as computed in accordance with ASC 718. For 2018, the below represents the value of the RSUs and the PRSUs if the lowest and highest level of performance were achieved:

NEO	RSU Value ($)	Performance RSU Value ($)
		Threshold	Target	Maximum
Fred W. Boehler	$2,731,987	$479,765	$959,530	$1,439,295
Marc J. Smernoff	1,136,672	251,625	503,250	754,875
James C. Snyder, Jr.	639,383	189,750	379,500	569,520
David K. Stuver	594,131	272,313	544,625	816,938
Thomas C. Novosel	732,854	134,200	268,400	402,600

(4)
Aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Mr. Boehler and Mr. Novosel were the only recipients of stock options in 2016, and no stock options were granted in 2017 and 2018. Information about the assumptions used to value these awards can be found in Note 17 to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(5)	Represents amounts earned by our NEOs under our STIP. See “Elements of Compensation – Short-Term Incentive Plan” for the target and maximum amounts potentially payable to the NEOs under the STIP.

(6)	Amounts in the “All Other Compensation” column include the following:

NEO	Year	401(k) Match ($)	Insurance ($) (a)	Employer Deferred Compensation Contributions ($)(b)	Dividend Equivalent ($)(c)	Deferrals ($)(d)	Relocation and Moving Expenses ($)(e)	Other Personal Expenses ($)(f)	Total All Other Compensation ($)
Fred W. Boehler	2018	$6,875	$27,024	$—	$65,877	$—	$—	$2,300	$102,076
	2017	6,750	25,165	—	—	—	—	2,200	34,115
	2016	6,625	24,817	—	—	—	—	2,200	33,642
Marc J. Smernoff	2018	6,875	27,024	—	23,034	—	34,301	2,300	93,534
	2017	6,750	25,165	—	—	—	—	2,200	34,115
	2016	6,625	24,817	—	—	—	33,830	75,222	140,494
James C. Snyder, Jr.	2018	—	12,349	—	11,386	—	—	2,300	26,035
	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—
David K. Stuver	2018	6,875	8,795	1,688	13,531	814	—	2,300	34,003
	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—
Thomas C. Novosel	2018	6,875	—	2,375	15,682	1,700	—	2,300	28,932
	2017	6,750	—	2,092	—	1,207	—	—	10,049
	2016	6,625	—	2,049	—	630	—	—	9,304

(a)
Reflects actual premiums paid for health insurance covered for the eligible NEOs and their families and reimbursement of the NEO (on a pre-tax basis) for the portion of health insurance premiums paid by the NEO.

(b)	For fiscal year 2018, employer contributions earned in 2018 will not be funded into the associate’s accounts until the first quarter in 2019.

(c)
Dividend equivalents actually paid in fiscal year 2018 for time-based awards under the LTIP. Total includes dividend equivalents earned for the fourth quarter of 2018, but not paid until the first quarter of 2019.

(d)	Reflects earnings recognized on the vested portion of the employee deferrals in the Deferred Compensation Plan.

(e)
Reimbursement for Mr. Smernoff’s actual expenses incurred for his relocation (2016) and his family’s relocation (2018) to Atlanta, Georgia. These expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid directly to the executive officer.

(f)
Reflects the following amounts: executive physicals cost ($2,300 for each eligible NEO in 2018 and $2,200 in each of 2017 and 2016) and, for 2016 for Mr. Smernoff, reimbursement of actual costs incurred for airline tickets to and from our headquarters ($64,038) and executive housing assistance ($8,894).

(7)	Mr. Snyder joined the Company in March 2018 and was not a NEO in fiscal years 2016 or 2017.

GRANTS OF PLAN-BASED AWARDS IN 2018
The following table provides information regarding grants of plan-based awards to each of our NEOs during 2018.

NEO	Grant Date	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (#) (2)			All other stock awards; number of securities underlying awards (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (3)
		Thresh	Target	Max	Thresh	Target	Max
Fred W. Boehler		$—	$1,062,500	$1,487,500	—	—	—	—	$—	$—
	1/23/2018	—	—	—	—	—	—	78,125	—	1,250,000
	2/26/2018	—	—	—	35,750	71,500	107,250	—	—	959,530
	12/27/2018	—	—	—	—	—	—	58,809	—	1,481,987
Marc J. Smernoff		—	315,000	472,500	—	—	—	—	—	—
	1/23/2018	—	—	—	—	—	—	25,000	—	400,000
	2/26/2018	—	—	—	18,750	37,500	56,250	—	—	503,250
	12/27/2018	—	—	—	—	—	—	29,233	—	736,672
James C. Snyder, Jr.		—	195,840	293,760	—	—	—	—	—	—
	4/2/2018	—	—	—	—	—	—	15,625	—	290,313
	4/2/2018	—	—	—	12,500	25,000	37,500	—	—	379,500
	12/27/2018	—	—	—	—	—	—	13,852	—	349,070
David K. Stuver		—	225,000	337,500	—	—	—	—	—	—
	1/23/2018	—	—	—	—	—	—	15,625	—	250,000
	2/26/2018	—	—	—	6,250	12,500	18,750	—	—	167,750
	10/1/2018	—	—	—	6,250	12,500	18,750	—	—	376,875
	12/27/2018	—	—	—	—	—	—	13,656	—	344,131
Thomas C. Novosel		—	163,200	244,800	—	—	—	—	—
	1/23/2018	—	—	—	—	—	—	14,063	—	225,008
	2/26/2018	—	—	—	10,000	20,000	30,000	—	—	268,400
	5/15/2018	—	—	—	—	—	—	5,000	—	105,150
	12/27/2018	—	—	—	—	—	—	15,980	—	402,696

(1)
Represents potential amounts to be earned by our NEOs under our STIP. The actual amounts earned by each NEO are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.

(2)
Represents PRSUs granted to the NEOs during 2018. The value represents assumed value at target of the PRSUs awarded in 2018. The assumed value at the lowest and highest achievement levels are set forth in the Summary Compensation Table under footnote number three (3).

(3)	Represents grant date fair value of RSUs and PRSUs (at target) granted to the NEOs during 2018.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END
The following table provides information with respect to holdings of stock options and restricted stock units by our NEOs as of December 31, 2018.

NEO	Grant Date	Option Awards				Stock Awards
		# of securities underlying unexercised options - Exercisable	# of securities underlying unexercised options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares - Unvested	Market Value of Shares - Unvested (1)	Equity Incentive Plan Awards: Number of Unearned Shares - Unvested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares - Unvested (1)
Fred W. Boehler	3/27/2014 (2)	—	40,000	$9.81	3/27/2024	—	—	—	—
	3/21/2016 (3)	60,000	120,000	$9.81	12/14/2025	—	—	—	—
	3/21/2016 (4)	50,000	150,000	$9.81	1/1/2027	—	—	—	—
	3/1/2017 (5)	—	—	—	—	—	—	71,428	$1,824,271
	1/23/2018 (6)	—	—	—	—	78,125	$1,995,313	—	—
	2/26/2018 (7)	—	—	—	—	—	—	71,500	$1,826,110
	12/27/2018 (8)	—	—	—	—	58,809	$1,501,982	—	—
Marc J. Smernoff	5/13/2015 (9)	—	160,000	$9.81	5/13/2025	—	—	—	—
	1/23/2018 (6)	—	—	—	—	25,000	$638,500	—	—
	2/26/2018 (7)	—	—	—	—	—	—	37,500	$957,750
	12/27/2018 (8)	—	—	—	—	29,233	$746,611	—	—
James C. Snyder, Jr.	4/2/2018 (6)	—	—	—	—	15,625	$399,063	—	—
	4/2/2018 (10)	—	—	—	—	—	—	25,000	$638,500
	12/27/2018 (8)	—	—	—	—	13,852	$353,780	—	—
David K. Stuver	3/27/2014 (11)	—	9,000	$9.81	03/27/2024	—	—	—	—
	1/23/2018 (6)	—	—	—	—	15,625	$399,063	—	—
	2/26/2018 (7)	—	—	—	—	—	—	12,500	$319,250
	10/1/2018 (12)	—	—	—	—	—	—	12,500	$319,250
	12/27/2018 (8)	—	—	—	—	13,656	$348,774	—	—
Thomas C. Novosel	3/22/2016 (13)	—	15,000	$9.81	3/22/2026	—	—	—	—
	1/23/2018 (6)	—	—	—	—	14,063	$359,169	—	—
	2/26/2018 (7)	—	—	—	—	—	—	20,000	$510,800
	5/15/2018 (14)	—	—	—	—	5,000	$127,700	—	—
	12/27/2018 (8)	—	—	—	—	15,980	$408,129	—	—

(1)	Based on the closing price of the Company’s common stock on December 31, 2018 of $25.54.

(2)	This option award vests ratably on each of the five anniversaries of the grant date. Remaining vest date is March 27, 2019.

(3)	This option awards vest ratably on each of the five anniversaries of the vest date. Remaining vest dates are December 14, 2019 and December 14, 2020.

(4)	The option awards vest ratably on each of the five anniversaries of the vest date. Remaining vest dates are January 1, 2020, January 1, 2021 and January 1, 2022.

(5)
PRSUs that will vest ratably (20%) with the first vesting occurring on March 1, 2019. Remaining vest dates are March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023. Per the award, notwithstanding the vesting of these PRSUs, common shares shall not be issued until the first to occur of: (1) termination of service; (2) change in control; (3) death; or (4) disability of the participant.

(6)
Time-based RSUs that will vest ratably on the second, third and fourth anniversary from the grant date. Remaining vest dates for awards to Messrs. Boehler, Smernoff, Stuver and Novosel are January 23, 2020, January 23, 2021, January 23, 2022 and January 23, 2023; vest dates for award to Mr. Snyder are April 2, 2020, April 2, 2021, April 2, 2022 and April 2, 2023.

(7)	PRSUs (at target) that will only vest if the TSR is achieved for the performance period that begins on our IPO date through December 31, 2020.

(8)	Time-based RSUs that will vest ratably on each of the four anniversaries from the grant date. Remaining vest dates are December 27, 2019, December 27, 2020, December 27, 2021 and December 27, 20022.

(9)	This option award vests ratably on each of the five anniversaries of the grant date. Remaining vest dates are May 13, 2019 and May 13, 2020.

(10)	PRSUs granted at time of Mr. Snyder’s hire that will only vest if the TSR is achieved for the performance period that begins on the date of our IPO through December 31, 2020.

(11)	This option award vests ratably on each of the five anniversaries of the grant date. Remaining vest date is March 27, 2019.

(12)	PRSUs granted at time of Mr. Stuver’s promotion that will only vest if the TSR is achieved for the performance period that begins on the date of IPO through December 31, 2020.

(13)	This option award vests ratably on each of the five anniversaries of the grant date. Remaining vest dates are March 22, 2019, March 22, 2020 and March 22, 2021.

(14)	Time-based RSUs that will vest 100% May 15, 2019, the first anniversary of the grant date.
STOCK OPTION EXERCISES FOR FISCAL YEAR 2018
The following table provides information with respect to stock option exercises by our NEOs during 2018. No restricted stock or RSUs vested for any NEO in 2018.

NEO	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fred W. Boehler	730,000	$8,679,700	—	$—
Marc J. Smernoff	240,000	3,194,400	—	—
James C. Snyder Jr.	—	—	—	—
David K. Stuver	91,000	1,265,180	—	—
Thomas C. Novosel	85,000	1,172,696	—	—

(1)	Reflects the difference between fair market value on the exercise date and the exercise price, multiplied by the number of options exercised.
FISCAL YEAR 2018 NONQUALIFIED DEFERRED COMPENSATION
The following table provides information regarding our named executive officers that participate in our Deferred Compensation Plan. Material terms of the Deferred Compensation Plan are described below.

NEO	Executive Contributions in 2018	Company Contributions in 2018(1)	Aggregate Earnings in 2018	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2018
Fred W. Boehler	$—	$—	$—	$—	$—
Marc J. Smernoff	—	—	—	—	—
James C. Snyder, Jr.	—	—	—	—	—
David K. Stuver	3,375	1,688	(296)	—	14,210
Thomas C. Novosel	11,452	2,375	(4,003)	3,496	68,727

(1)	Reflects employer contributions earned in 2018, but not funded into employee accounts until the first quarter of 2019.
Through our subsidiary, AmeriCold Logistics, we maintain the Deferred Compensation Plan, a nonqualified deferred compensation plan for certain members of our senior management team. Participants in the Deferred Compensation Plan may elect to defer from 1% to 75% of their annual base salary and between 1% and 100% of their cash bonus compensation, subject to certain limitations prescribed by the Deferred Compensation Plan. We may elect to provide a discretionary employer credit to Deferred Compensation Plan participants in an amount and at such time as determined by our Board in its discretion. Deferred Compensation Plan participants are immediately vested in their deferral credits; any discretionary employer credits vest 20% per year over a five-year period or upon retirement at age 65 (or at age 55 with five years of service), death or disability of the Deferred Compensation Plan participant, or upon a change of control. For purposes of the Deferred Compensation Plan, a “change of control” means any one or more of the following: (i) acquisition by any individual, entity or group of 50% or more of the total value of the then-outstanding ownership interests in AmeriCold Logistics or 50% or more of the voting interests of Americold Logistics, 80% of the assets of AmeriCold Logistics or our company, or 20% in total value or voting power of our then-outstanding voting securities; (ii) replacement of a majority of the members of our Board in place as of the date the Deferred Compensation Plan was adopted; (iv) consummation of the first public offering of our common shares; or (v) approval of the complete liquidation of the Company.
Participants are entitled to receive the amount credited to their Deferred Compensation Plan account in the event of termination of employment. If termination occurs before the executive officer reaches the earlier of age 65 or age 55 with five years of service, the vested account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive officer reaches the earlier of age 65 or age 55 with five years of service, the entire account balance is paid out in a lump sum or annual installments, as elected by the executive officer. The completion of the IPO constituted a change of control under the Deferred Compensation Plan. As a result, all account balances under the Deferred Compensation Plan vested. However, the completion of the IPO did not trigger a distribution of amounts held in the Deferred Compensation Plan.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that these disclosures be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Compensation Committee:
James R. Heistand, Chair
Michelle M. MacKay
Andrew P. Power
EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
We have entered into employment agreements with all of our executive officers, including our NEOs (the "Employment Agreements"). We believe the Employment Agreements promote long-term retention while still allowing the Compensation Committee to exercise discretion in designing incentive compensation programs. The principal terms of each of the Employment Agreements are summarized below:
Term. Each Employment Agreement provides for a term that continues for an indefinite period of time, unless otherwise terminated by the executive or by us.

Restrictive Covenants. Each Employment Agreement contains restrictive covenants regarding non-competition and non-solicitation during the period of employment and the period thereafter (which could range from a minimum of nine months to a maximum of one year), as well as indefinite covenants regarding confidentiality of information and intellectual property and non-disparagement. In the event of a material breach of such covenants, we will retain the ability to withhold unpaid, or recover previously paid, severance payments or to cause unvested stock based awards held by the executive to be forfeited.
Benefits. Each of our NEOs is eligible to participate in our benefit plans and programs that are generally available to our U.S. employees.
Termination; Severance Payments. The severance payments pursuant to the Employment Agreements are generally subject to and conditioned upon the NEO signing an irrevocable waiver and general release of claims against the Company, and complying with the restrictive covenants outlined in the applicable Employment Agreement. For details of the various termination and severance payment details, please see “Potential Payments Upon Termination or Change in Control” located in the tables section of this CD&A.
Potential Payments upon Termination or Change in Control
Regardless of the termination scenario, each NEO will receive earned but unpaid base salary and accrued and unpaid paid time off through the employment termination date, along with any other payment or benefits owed under any of our plans or agreements covering the NEO as governed by the terms of those plans or agreements. Each termination scenario and related severance payment is described below:
If the executive’s employment is terminated with or without “Cause,” the executive voluntarily resigns without “Good Reason” (as such terms are defined in the applicable Employment Agreement) or, in the case of the executive officer’s death or disability, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, death or disability.
If the executive’s employment is terminated without Cause or for Good Reason, the executive officer will be entitled to receive any accrued and unpaid base salary, as well as any accrued benefits and unreimbursed business expenses incurred through the date of termination, along with the following:

NEO	Severance Benefit
Mr. Boehler
w An amount equal to two times the sum of (i) annual base salary and (ii) target annual bonus in year of termination to be paid over a period of 24 months after the date of termination (subject to offset by compensation received by the CEO for subsequent employment or provision of consulting services during the separation period);

w Prorated STIP bonus based on number of days employed during bonus period (to the extent that performance metrics relating to bonus are met at the end of the bonus period as determined after the year-end audit);

w Payment or reimbursement of welfare plan coverage (other than short-term and long-term disability plans), including COBRA premiums for group health coverage for the executive and his or her eligible dependents, for up to 18 months;

w The next installment of the IPO Grant that would have vested on the next scheduled vesting date following the executive’s employment termination date will become vested; and
w A prorated portion of any performance based restricted stock units held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Smernoff Mr. Snyder Mr. Stuver	w Continued base salary for a period of 12 months after the date of termination;
w Prorated STIP bonus based on number of days employed during bonus period (to the extent that performance metrics relating to bonus are met at the end of the bonus period as determined after the year-end audit);

w Payment or reimbursement of welfare plan coverage (other than short-term and long-term disability plans), including COBRA premiums for group health coverage for the executive and his or her eligible dependents, for up to 12 months;

w The next installment of the IPO Grant that would have vested on the next scheduled vesting date following the executive’s employment termination date will become vested; and
w A prorated portion of any performance based restricted stock units held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

Mr. Novosel	w Continued base salary for a period of 9 months after the date of termination;
w Prorated STIP bonus based on number of days employed during bonus period (to the extent that performance metrics relating to bonus are met at the end of the bonus period as determined after the year-end audit);

w Payment or reimbursement of welfare plan coverage (other than short-term and long-term disability plans), including COBRA premiums for group health coverage for the executive and his or her eligible dependents, for up to 9 months;

w The next installment of the IPO Grant that would have vested on the next scheduled vesting date following the executive’s employment termination date will become vested; and
w A prorated portion of any performance based restricted stock units held by the executive will remain eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the executive was employed.

If the executive’s employment is terminated by us without Cause or by the executive for Good Reason within 12 months following a “Change in Control” (as defined in the applicable Employment Agreement), the Employment Agreements will also provide that the IPO Grant will become vested. Also, any performance based restricted stock units held by the executive will vest based on actual performance through the termination date.
Stock Options and Restricted Stock Units
Awards Made Pre-IPO under the 2010 Plan
The award agreements for stock options granted to our executive officers prior to the IPO under the 2010 Plan do not specifically provide for accelerated vesting upon a change of control, as defined in the 2010 Plan. Under the 2010 Plan, in the event of a change of control, our Compensation Committee may, in its discretion, (1) cancel an outstanding award as of the date of consummation of such transaction and either accelerate the vesting or exercisability of the award, (2) purchase all or a portion of the award, including any unvested portion if our Board so determines in its discretion, for an amount to be determined based on fair market value at the time of the purchase, for cash, (3) in the case of a performance compensation award, cause the participant to receive full or partial payment of the award based on actual or target performance, or (4) require the entity acquiring control to assume outstanding awards or substitute other awards.
In March 2017, our Compensation Committee adopted a resolution providing that in the event of a “change of ownership” as defined in the Employment Agreements, we will accelerate the vesting of each outstanding award under the 2010 Plan immediately prior to the change in ownership. The award agreement for Mr. Boehler’s restricted stock units granted in March 2017 similarly provides for accelerated vesting upon a change of control (as defined in the 2010 Plan). The IPO did not constitute a change of control under the 2010 Plan.
The award agreements for stock options granted to our executive officers provide for the expiration of vested but unexercised stock options following termination, as follows:

•	Upon termination for cause, unexercised options expire upon termination;

•	Upon termination due to death or disability, any vested stock options must be exercised within six months of such death or disability;

•	Upon termination as a result of voluntary termination of employment (other than for “Good Reason”), any vested stock options must be exercised within three months of the date of termination; and

•
Upon termination for any reason other than those set forth above (including without Cause or for Good Reason), unvested stock options are forfeited, and any vested stock options must be exercised within one year following the date of termination.

The award agreement for Mr. Boehler’s restricted stock units granted in March 2017 provides for the forfeiture of any unvested restricted stock units following termination of his employment for any reason.
Awards Granted under 2017 Plan
The award agreements for the PRSUs and RSUs granted to our NEOs after the IPO under the 2017 Plan provide for the following (capitalized terms have the meanings ascribed to them in the 2017 Plan):
Termination of Service for any Reason: Upon the Participant's Termination of Service or any reason at any time before all of his or her RSUs have vested, the Participant's unvested RSUs shall be automatically forfeited.
Termination of Service by Company without Cause or by Participant for Good Reason: If the Participant's Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, a pro-rated portion of the Restricted Stock Units shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed.
Termination of Service with Change in Control: If, within the twelve (12) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause or by the Participant for Good Reason, the Restricted Stock Units shall immediately become vested based on actual performance through the Termination of Service date.
The information below describes and quantifies the estimated amount of certain compensation that would become payable to each NEO as of December 31, 2018 under the following circumstances: (i) upon a voluntary termination, death or disability; (ii) upon termination by us for Cause; (iii) if his or her employment with us had been terminated without Cause or for Good Reason; and (iv) if his or her employment terminated without Cause or for Good Reason within 12 months following a Change in Control.

NEO	Benefit	Voluntary resignation/ death or disability	Termination for Cause	Company terminates without Cause; NEO terminates for Good Reason(1)	Termination without Cause or Good Reason w/in 12 months of Change in Control(2)
Fred W. Boehler	Cash Severance	$—	$—	$2,762,500	$2,762,500
	Equity Awards	—	—	1,614,434	12,810,475
	Benefits Continuation	—	—	58,288	58,288
	Total	—	—	4,435,222	15,631,263
Marc J. Smernoff	Cash Severance	—	—	840,000	840,000
	Equity Awards	—	—	700,435	4,859,661
	Benefits Continuation	—	—	38,859	38,859
	Total	—	—	1,579,294	5,738,520
James C. Snyder, Jr.	Cash Severance	—	—	560,000	560,000
	Equity Awards	—	—	422,100	1,391,343
	Benefits Continuation	—	—	24,152	24,152
	Total	—	—	1,006,252	1,975,495
David K. Stuver	Cash Severance	—	—	600,000	600,000
	Equity Awards	—	—	420,848	1,527,907
	Benefits Continuation	—	—	38,859	38,859
	Total	—	—	1,059,707	2,166,766
Thomas C. Novosel	Cash Severance	—	—	483,006	483,006
	Equity Awards	—	—	509,992	1,641,748
	Benefits Continuation	—	—	5,290	5,290
	Total	—	—	998,288	2,130,044
(1) Based on the closing price of the Company’s common stock on December 31, 2018 of $25.54.
(2) Amount assumes our Compensation Committee exercises its discretion under the 2010 Plan to accelerate the vesting of unvested equity awards solely upon a change in control. Calculations based on the closing price of the Company’s common stock on December 31, 2018 of $25.54.
In accordance with our Policy on Related Party Transactions, our Audit Committee is responsible for reviewing and approving related party transactions. In addition, our code of business conduct and ethics requires that all of our employees and Trustees inform our Chief Legal Officer of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each Trustee and executive officer is required to complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Trustee or a related person has a direct or indirect material interest.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our Trustees, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Transactions with The Goldman Sachs Group, Inc. and China Merchants Holding Industrial Company
Affiliates of The Goldman Sachs Group, Inc. ("Goldman") were part of the lending group under the 2018 Recast Credit Facility, and had a $90.0 million, or 7.1%, total commitment. Other Goldman affiliates were part of the lending group under the ANZ Loans (with a 2.5% participation in the Australia Term Loan and 31.8% participation in the New Zealand Term Loan), which the Company repaid during December 2018. Affiliates of Goldman were also the counterparties to an interest rate swap agreements related to the ANZ Loans as described in Note 10 of our consolidated financial statements included in our Annual Report on Form 10-K, which were terminated in December 2018 in connection with the extinguishment of the ANZ Loans.
As a member of the previously described lending groups, the Company was required to pay certain fees to affiliates of Goldman, which may include interest on borrowings, unused facility fees, letter of credit participation fees, and letter of credit facility fees. The Company paid interest expense and fees to affiliates of Goldman totaling approximately $2.3 million, $0.9 million, and $2.0 million for the years ended December 31, 2018, 2017, and 2016, respectively. Interest payable to affiliates of Goldman was nominal as of December 31, 2018 and December 31, 2017. Payments under the interest rate swap agreements are not included in the figures above and totaled approximately $1.2 million, $1.5 million and $1.1 million for the years ended December 31, 2018, 2017 and 2016. In addition, a swap termination fee was paid to affiliates of Goldman in 2018 of $1.8 million in conjunction with the extinguishment of the ANZ Loans.
In December 2018, the Company entered into a cross-currency swap with affiliates of Goldman to hedge the changes in the cash flows of interest and principal payment on foreign-currency denominated intercompany loans, as further described in Note 10. Payments under the cross-currency swap agreements did not commence until 2019. From time-to-time the Company has entered into foreign exchange spot trades with affiliates of Goldman to facilitate the movement of funds between our international subsidiaries and the U.S., including the funding of the previously mentioned intercompany loans.
In December 2017, the Company prepaid in escrow a $0.2 million fee to affiliates of Goldman for its share of the 2018 Senior Secured Credit Facilities commitment, which was related to the refinancing that occurred in tandem with the IPO. In connection with the IPO, affiliates of Goldman and China Merchants Holding Industrial Company ("CMHI") converted their Series B Preferred Shares into 28,808,224 and 4,432,034 common shares, respectively. After giving effect to the full exercise of the underwriters’ option to purchase additional common shares during the IPO, and after giving effect to the sale by affiliates of Goldman of 5,163,716 common shares in the IPO, affiliates of Goldman and CMHI owned approximately 16.7% and 3.1% of the Company’s common shares, respectively. In connection with the IPO, Goldman received a refund from the underwriters of approximately $1.6 million, which represents the underwriting discount on the gross proceeds received by the selling shareholders.
In connection with the follow-on offering, affiliates of Goldman sold 9,083,280 common shares, and after giving effect to the sale owned approximately 9.9% of the Company's common shares. In connection with the follow-on offering, affiliates of Goldman received an underwriting fee of approximately $5.0 million, and received a refund of approximately $0.7 million representing the underwriting discount on the gross proceeds received by the selling shareholders.
In November 2018, CMHI sold 4,432,034 common shares. As of December 31, 2018, CMHI no longer owned any common shares of the Company. Additionally, in December 2018, affiliates of Goldman sold an additional 6,500,000 common shares of the Company, reducing their ownership to 5.6% as of December 31, 2018. In March 2019 affiliates of Goldman sold an additional 8,061,228 shares and following the transaction no longer beneficially owned 5% or more of the Company's fully diluted outstanding common shares.

Transactions with Fortress Investment Group LLC and YF ART Holdings L.P.
Fortress Investment Group LLC ("Fortress") held $48.5 million aggregate principal amount of the Senior Secured Term Loan B Facility as of December 31, 2017. The Company paid approximately $2.2 million in interest expense to Fortress during 2017. The Company also paid out principal amortization to Fortress of approximately $0.5 million in 2017. In connection with the refinancing of the Senior Secured Term Loan B Facility in January 2018, Fortress withdrew from the lending group under the 2018 Senior Secured Term Loan A. Fortress has no ongoing participation in our debt obligations as of December 31, 2018. In addition, Fortress sold all previously owned common shares of the Company in September 2018.
In connection with the IPO, YF ART Holdings L.P. ("YF ART Holdings") received a refund from the underwriters of approximately $4.2 million, which represents the underwriting discount on the gross proceeds received by the selling shareholders. On March 8, 2018, YF ART Holdings entered into a financing agreement, or the margin loan agreement, pledging 54,952,774 common shares, representing approximately 38.6% of the Company’s issued and outstanding common shares as of March 8, 2018. YF ART Holdings used the proceeds from the financing agreement to pay in full the outstanding investment, including the preferred return on an investment vehicle affiliated with Fortress, which directly beneficially owned 7,235,529 common shares of the Company. As of December 31, 2018, Fortress no longer owns any common shares of the Company.
In connection with the pledge by YF ART Holdings described above, the Company delivered a consent and acknowledgment to YF ART Holdings and the lenders (the "margin loan consent") under the margin loan agreement in which the Company, among other matters, agreed, subject to applicable law and stock exchange rules, not to take any actions that would adversely affect the enforcement of the rights of the lenders under the loan documents. The Company is not a party to the margin loan agreement and has no obligations thereunder. The Company also entered into an amendment of the shareholders agreement, which addresses certain matters related to the margin loan agreement and related documents.
The Fortress Entity Contribution Agreement
The Fortress Entity, an investment fund affiliated with Fortress, made an investment in YF ART Holdings pursuant to that certain Contribution Agreement, dated as of February 27, 2015, by and among YF ART GP, YF ART Holdings, us, the Fortress Entity and certain affiliates of Yucaipa. Pursuant to the terms of its investment in YF ART Holdings, the Fortress Entity was entitled to receive by February 2022 (or earlier if YF ART Holdings is dissolved prior to that date) the return of its investment plus an annual preferred return thereon, as well as a to-be-determined percentage of our common shares owned by YF ART Holdings.
On March 8, 2018, in connection with the pledge by YF ART Holdings of approximately 55.0 million common shares pursuant to the margin loan agreement, the Company delivered the margin loan consent. In consideration of our agreement to enter into the margin loan consent, YF ART Holdings entered into a letter agreement with us that provided that, among other matters, YF ART Holdings would not, without our prior written consent, directly or indirectly transfer or dispose of an amount greater than approximately 27.5 million common shares, subject to certain exceptions (including as relating to the margin loan agreement and related documents), for a ninety-day period beyond the lock-up period applicable to YF ART Holdings’ common shares under the lock-up agreement it entered into with the representatives of the underwriters for the IPO. The Company also entered into an amendment of the shareholders agreement, which addressed certain matters related to the margin loan agreement and related documents.
The Company was informed by YF ART Holdings that YF ART Holdings used the proceeds from the margin loan to pay in full the outstanding preferred investment, including the preferred return thereon,

of the Fortress Entity. Following such payment, the Fortress Entity ceased to be a limited partner in YF ART Holdings and no longer had any economic interest therein, and the Fortress Entity directly beneficially owned 7,235,529 common shares. As of December 31, 2018, Fortress no longer owned any common shares.
In March 2019, YF ART Holdings and its affiliates sold 38,422,583 common shares and no longer owned any common shares.
Shareholders Agreement and Related Agreements.
Under the terms of our shareholders agreement, YF ART Holdings had the right to designate two of the nine members of our Board, so long as YF ART Holdings beneficially owned 10% or more of our fully diluted outstanding shares (as such term is defined in our new shareholders’ agreement). So long as YF ART Holdings beneficially owned 5% or more (but less than 10%) of our fully diluted outstanding shares, YF ART Holdings had the right to designate one of the nine members of our Board. The GS Entities had the right to designate one of the nine members of our Board, so long as the GS Entities beneficially owned 5% or more of our fully diluted outstanding shares. Also, YF ART Holdings is entitled to appoint an observer to our Board, so long as it beneficially owned 5% or more of our fully diluted outstanding shares. We and affiliates of Yucaipa and the GS Entities also entered into a registration rights agreement in connection with the IPO, pursuant to which they were entitled to registration rights in respect of our common shares.
Effective as of March 5, 2019, none of YF ART Holdings, the GS Entities, and the Fortress Entity owned 5% or more of our common shares, and, as a result, the shareholders agreement and related registration rights agreement terminated in accordance with their terms. Accordingly, none of YF ART Holdings, the GS Entities and the Fortress Entity have any rights to designate any member of the Board or name an observer to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, Trustees, principal accounting officer and persons who beneficially own more than 10% of our common shares (the “Reporting Persons”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in beneficial ownership. The Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on copies of such forms furnished to the Trust by or on behalf of such persons, all of the Reporting Persons timely filed all reports required to be filed by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2018, except as noted in the following paragraphs.
                Charm Progress Investment Limited did not timely report its beneficial ownership of 5.0% Series B Cumulative Convertible Voting Preferred Shares convertible into 4,432,034 common shares. Beneficial ownership of these securities was reported on a Form 3 filed on January 24, 2018.

                Messrs. Alburger, Gault, Heistand, Patterson and Power and Ms. MacKay each inadvertently failed to include the receipt of 6,250 restricted stock units (or, in the case, of Mr. Gault, 10,938 restricted stock units) convertible into common shares in their Form 4 filings made on January 24, 2018. In April 2018, the omissions were discovered, and amended filings were immediately made.

ADDITIONAL INFORMATION
Solicitation of Proxies
The cost of solicitation of proxies will be borne by the Trust. In addition to the solicitation of proxies by mail, the Trustees, officers and associates of the Trust may also solicit proxies personally or by telephone without additional compensation for such activities. The Trust will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials and to obtain proxies from such beneficial owners. The Trust will reimburse such holders for their reasonable expenses.
Shareholder Proposals
Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2020 Annual Meeting. To be eligible for inclusion in our 2020 proxy statement, your proposal must be received in writing not later than December 13, 2019 and must otherwise comply with Rule 14a-8 under the Exchange Act. While the Board will consider shareholder proposals, we reserve the right to omit from our proxy statement shareholder proposals that we are not required to included under the Exchange Act, including Rule 14a-8 of the Exchange Act.
In addition, our Bylaws permit a shareholder to propose items of business and/or nominate Trustee candidates that are not intended to be included in our proxy materials if the shareholder complies with the procedures set forth in our Bylaws. For the 2020 Annual Meeting, notice of such proposals or nominations must be delivered to our Corporate Secretary no later than December 13, 2019 and no earlier than November 13, 2019.
Householding of Annual Meeting Materials
Certain banks, broker-dealers and other similar organizations acting as nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or similar organization serving as your nominee.
Upon written or oral request to the Secretary of the Trust at the address of the Trust contained in the Notice of Annual Meeting that accompanies this proxy statement, or via telephone to James C. Snyder, Jr., Secretary of the Trust, at (678) 441-1400, the Trust will provide separate copies of this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement and who wish to receive a single copy in the future will need to contact their bank, broker, broker-dealer or other similar organization that serves as their nominee to request that only a single copy of such materials be mailed to all shareholders at the shared address in the future.
Other Matters
The Board is not aware of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2019

This Proxy Statement, Notice of Annual Meeting of Shareholders and Proxy Card and the Trust’s 2018 Annual Report on Form 10-K are available on the “Proxy Statement” tab of the Investor Relations page on the Trust’s website, at www.americold.com.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE TRUST. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

APPENDIX A — NON-GAAP MEASURES

We calculate EBITDA as earnings before interest expense, taxes, depreciation, depletion and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance investor understanding of our operating performance. We believe that EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDA adjusted for impairment charges on intangible and long-lived assets, gain or loss on depreciable real property asset disposals, severance and reduction in workforce costs, terminated site operations costs, litigation settlements, loss on debt extinguishment and modifications, stock-based compensation expense, foreign currency exchange gain or loss and loss on partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. EBITDA and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDA and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDA and Core EBITDA as measures of our operating performance and not as measures of liquidity. The following table reconciles EBITDA and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

2018
(In thousands)
Net income	$47,985
Adjustments:
Depreciation, depletion and amortization	117,653
Interest expense	93,312
Income tax benefit	(3,619)
EBITDA	$255,331
Adjustments:
Severance and reduction in workforce costs (a)	11
Terminated site operations cost	(1,804)
Non-offering related equity issuance expenses (b)	1,813
Non-recurring public company implementation costs (c)	1,202
Acquisition, diligence and other pursuit costs (d)	671
Loss from partially owned entities	1,069
Impairment of intangible and long-lived assets and inventory	747
Foreign currency exchange gain, net	(2,882)
Stock-based compensation expense	10,683
Loss on debt extinguishment, modifications and termination of derivative instruments	47,559
Gain on real estate and other asset disposals	(7,623)
Core EBITDA	$306,777

(a)	Represents one-time severance from prior management team and reduction in workforce costs associated with exiting or selling non-strategic warehouses.
(b)	Represents one-time costs and professional fees associated with our IPO and follow-on equity issuances.
(c)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(d)	Represents costs associated with M&A activity.

AMERICOLD REALTY TRUST
10 GLENLAKE PKWY, SUITE 600
SOUTH TOWER
ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/21/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/21/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends you vote FOR the following:

	Nominees	For	Against	Abstain
1A	Fred W. Boehler	☐	☐	☐
1B	George J. Alburger, Jr.	☐	☐	☐
1C	James R. Heistand	☐	☐	☐
1D	Michelle M. MacKay	☐	☐	☐
1E	Mark R. Patterson	☐	☐	☐
1F	Andrew P. Power	☐	☐	☐

The Board of Trustees recommends you vote FOR the following proposal:

		For	Against	Abstain
2	Advisory Vote on Compensation of Named Executive Officers (Say-On-Pay).	☐	☐	☐

The Board of Trustees recommends you vote 1 YEAR on the following proposal:

		1 year	2 years	3 years	Abstain
3	Advisory Vote on Frequency of Say-On-Pay.	☐	☐	☐	☐

The Board of Trustees recommends you vote FOR the following proposal:

		For	Against	Abstain
4	Ratification of Ernst & Young LLP as our Independent Accounting Firm for 2019.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000414734_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

AMERICOLD REALTY TRUST
Annual Meeting of Shareholders
May 22, 2019 1:00 PM
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Marc J. Smernoff and James C. Snyder, Jr., or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AMERICOLD REALTY TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, EDT on 5/22/2019, at the offices of Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 55, Atlanta, GA 30328, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Trustees' recommendations.

0000414734_2 R1.0.1.18

Continued and to be signed on reverse side